The information in this prospectus supplement is not complete and may be changed. The registration statement filed with Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)3

Registration No. 333-113901

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2004)	Subject to Completion	May 25, 2004

3,000,000 Shares

    % Class E Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering 3,000,000 shares of our     % Class E Cumulative Redeemable Preferred Stock, or Class E preferred stock.

We will pay cumulative dividends on the Class E preferred stock from the date of issuance, in the amount of $     per share each year, which is equivalent to     % of the $25.00 liquidation preference per share. Dividends on the Class E preferred stock will be payable quarterly in arrears beginning on July 15, 2004. We may not redeem the Class E preferred stock before             , 2009, except under limited circumstances intended to preserve our status as a real estate investment trust and the status of our operating partnership as a partnership for Federal income tax purposes. On and after             , 2009, we may, at our option, redeem the Class E preferred stock, in whole or in part, by paying $25.00 per share, plus accrued and unpaid dividends. The Class E preferred stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in the Class E preferred stock will not have general voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

We intend to apply to list the Class E preferred stock on the New York Stock Exchange under the symbol “HMTPrE.” If the application is approved, we expect trading of the Class E preferred stock will commence on the New York Stock Exchange within 30 days after the initial delivery of the Class E preferred stock.

Investing in the Class E preferred stock involves risks. Before buying any shares, you should carefully read the discussion of material risks of investing in our stock in “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price (1)	$25.00	$75,000,000

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to Host Marriott Corporation	$	$

(1)	Plus accrued dividends, if any, from June , 2004.

We have granted the underwriter an option to purchase within 30 days from the date of this prospectus up to an additional 450,000 shares of Class E preferred stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments.

The underwriters are offering the shares of the Class E preferred stock as described in “Underwriting.” Delivery of the shares of the Class E Preferred Stock will be made on or about June     , 2004.

Joint Book-Running Managers

UBS Investment Bank	Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Legg Mason Wood Walker Incorporated	Stifel, Nicolaus & Company Incorporated	Wells Fargo Securities, LLC

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters are offering to sell the securities, or seeking offers to buy the securities, in any jurisdiction where offers or sales are not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of its respective date or on the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since any such date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and in the accompanying prospectus to “we,” “us,” “our,” or the “Company” means Host Marriott Corporation, including our consolidated subsidiaries. References to the “Operating Partnership” or to “Host LP” are to Host Marriott, L.P., a Delaware limited partnership.

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Class E preferred stock we are offering and certain other matters relating to us and the underwriter. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to the Class E preferred stock we are offering. This prospectus supplement, or the information incorporated by reference herein, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference herein is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference herein, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, in making your investment decision. Unless otherwise noted, the information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov) and on our website (http://www.hostmarriott.com). You can also inspect reports and other information we file with the SEC at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and our common stock and preferred stock. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and the information that we file later with the SEC may update and supersede this information. Pursuant to the section of the accompanying prospectus entitled “Where You Can Find More Information,” we incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before we stop offering the securities under this prospectus supplement (in each case, other than information in such documents that is deemed not to be filed):

➢	Annual Report on Form 10-K of Host Marriott Corporation for the fiscal year ended December 31, 2003 (including information specifically incorporated by reference therein from our Proxy Statement for our 2004 Annual Meeting);

➢	Current Report on Form 8-K of Host Marriott Corporation dated and filed on March 5, 2004;

➢	Current Report on Form 8-K of Host Marriott Corporation dated March 9, 2004 and filed on March 11, 2004;

➢	Current Report on Form 8-K of Host Marriott Corporation dated March 16, 2004 and filed March 17, 2004;

➢	Quarterly Report on Form 10-Q of Host Marriott Corporation for the quarterly period ended March 26, 2004;

➢	Current Report on Form 8-K of Host Marriott Corporation dated April 28, 2004 and filed on April 29, 2004;

➢	Current Report on Form 8-K of Host Marriott Corporation dated May 24, 2004 and filed on May 25, 2004;

➢	Description of our common stock included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998); and

➢	Description of rights included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed December 11, 1998 (as amended on December 24, 1998).

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 ((240) 744-1000).

You should rely only upon the information provided in this document or incorporated by reference in this prospectus and any supplement. We have not authorized anyone to provide you with different information.

Forward-looking statements

This prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein contain certain “forward-looking” statements. These statements are included throughout this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including in the sections entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

➢	the reduction in our operating flexibility and the limitation on our ability to pay dividends resulting from restrictive covenants in our debt agreements, which limit the amount of distributions the

Operating Partnership can make to us to only permitted REIT distributions if its EBITDA-to-interest coverage ratio under the indenture governing its senior notes (which measures the Operating Partnership’s ratio of its pro forma consolidated EBITDA to pro forma consolidated interest expense) is less than 2.0 to 1.0, and other risks related to restricting covenants in our debt agreements, including the risk of default that could occur;

➢	national and local economic and business conditions and changes in travel patterns, including the effect of terror alerts and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

➢	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

➢	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

➢	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

➢	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

➢	our degree of leverage, which may affect our ability to obtain financing in the future;

➢	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

➢	the effects of tax legislative action;

➢	our ability to continue to satisfy complex rules in order for us to maintain REIT status for Federal income tax purposes, the ability of the Operating Partnership to satisfy the rules to maintain its status as a partnership for Federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for Federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

➢	the effect of any rating agency downgrades on the cost and availability of new debt financings;

➢	the relatively fixed nature of our property-level operating costs and expenses;

➢	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

➢	other factors discussed below under the heading “Risk Factors” and in our other filings with the SEC.

Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the Federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Prospectus supplement summary

The following summary may not contain all of the information that is important to you in deciding whether to invest in the Class E preferred stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein, including the financial data and related notes before making an investment decision.

ABOUT THE COMPANY

We are a Maryland corporation and we operate as a self-managed and self-administered real estate investment trust, or REIT. We own our properties and conduct our operations through Host Marriott, L.P., a Delaware limited partnership of which we are the sole general partner and in which we hold 93% of the partnership interests as of May 24, 2004.

As of May 24, 2004, our lodging portfolio consisted of 111 upper-upscale and luxury full-service hotels containing approximately 56,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations. Our hotels are operated under such brand names as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Westin.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hostmarriott.com.

THE LODGING INDUSTRY

The lodging industry in the United States consists of both private and public entities which operate in an extremely diversified market under a variety of brand names. Competition in the industry is based primarily on the level of service, quality of accommodations, location and room rates. In order to cater to a wide variety of tastes and needs, the lodging industry is broadly divided into six groups: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy.

Supply and demand growth in the lodging industry and the markets in which we operate may be influenced by a number of factors, including growth of the economy, interest rates, unique local considerations and the relatively long lead time required to develop urban and resort/convention, upper-upscale and luxury hotels. Properties in the upper-upscale segment of the lodging industry benefited from a favorable imbalance between supply and demand during the early 1990’s, driven in part by low construction levels and high gross domestic product, or GDP growth. From 1998 through 2000, supply moderately outpaced demand, which caused slight declines in occupancy rates; however, the impact of the occupancy decline was more than offset by increases in the average daily rate during that period. In 2001, the weakening economy was significantly affected by the September 11 terrorist attacks leading to a significant decline in demand. In 2002 and 2003, demand growth was slowed primarily due to the threat of additional terrorist acts, the war in Iraq and, in 2002, continued weakness in the economy. We expect the rate of supply growth, which has declined significantly since 2000, to continue to be relatively low for at least 2004 and 2005 due to the limited availability of development financing for new construction. Demand growth began to accelerate during the first quarter of 2004, and we believe that demand growth will continue for the remainder of 2004, as the economy strengthens and business travel increases.

BUSINESS STRATEGY

Our primary business objective is to provide superior total returns to our stockholders through a combination of appreciation in net asset value per share, growth in earnings and dividends. In order to achieve this objective we seek to:

➢	maximize the value of our existing portfolio through aggressive asset management which includes working with the managers of our hotels to continue to minimize operating costs and increase revenues and by completing selective capital improvements designed to increase profitability;

➢	acquire upper-upscale and luxury hotels, including hotels operated by leading management companies;

➢	maintain a capital structure and liquidity profile that has an appropriate balance of debt and equity and provides flexibility given the inherent volatility in the lodging industry, and improving, over the next lodging cycle, our EBITDA-to-interest coverage ratio to greater than 3.0x; and

➢	opportunistically dispose of non-core assets, such as older assets with significant capital needs, assets that are at a competitive risk given potential new supply or assets in slower-growth markets.

We believe we are well-qualified to pursue our business strategies. Our management team has extensive experience in acquiring and financing lodging properties. We believe that management’s industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating, financing, acquiring and opportunistically disposing of lodging properties and that this competitive advantage carries over to the work we do to improve and maintain the quality of our assets. These efforts include maximizing the value of our existing portfolio by overseeing our managers in their efforts to reduce operating costs and to increase revenues at our hotels, monitoring property and brand performance, pursuing expansion and repositioning opportunities, overseeing capital expenditure budgets and forecasts, assessing return on capital expenditure opportunities and analyzing competitive supply conditions in each of our markets.

Our acquisition strategy focuses on hotels operating as upper-upscale and luxury hotels. We continue to believe there will be opportunities to acquire these hotels at attractive multiples of cash flow and at discounts to replacement cost. Our acquisition strategy continues to focus on:

➢	properties with unique locations in markets with high barriers to entry for prospective competitors, including hotels located in urban and resort/convention locations;

➢	properties operated under premium brand names, such as Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Westin;

➢	larger hotels that are consistent with our portfolio objectives and may require significant investment, which narrows the competition for these acquisitions;

➢	underperforming hotels whose operations can be enhanced by conversion to high quality brands and/or by upgrading or adding to the existing facilities; and

➢	acquisitions through various structures, including transactions involving portfolios, single assets and through joint ventures.

From 1999 through mid-2003, our acquisitions were limited by the lack of suitable targets that complement our portfolio, inadequate returns and capital limitations due to weak investment markets. Consequently, our activity was primarily focused on acquiring the interests of limited or joint venture partners, consolidating our ownership of assets already included in our portfolio, and purchasing the lessee interests, which were created as part of our conversion to a REIT. Beginning in the second half of 2003, the outlook for lodging improved and suitable single asset and portfolio acquisition opportunities have become available; however, the number of competitive bidders for such opportunities has also correspondingly increased. We are actively pursuing acquisition opportunities and are in discussions with sellers of hotels that meet our investment objectives, but have not entered into any definitive agreements. Any acquisitions may be funded, at least in part, from the proceeds of equity offerings by Host Marriott or the issuance of operating partnership units of the Operating Partnership, as well as proceeds from asset sales, the assumption of debt, available cash or draws under our credit facility. We can not be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed.

We have not acquired hotels outside of the United States in recent years due to the difficulty in identifying opportunities that meet our return criteria. However, we intend to continue to evaluate acquisition opportunities in international locations, and will pursue these only when we believe they will offer satisfactory returns after adjustments for currency and country-related risks.

The offering

Securities Offered

3,000,000 shares of     % Class E Cumulative Redeemable Preferred Stock, par value $.01 per share. We may sell up to 450,000 additional shares of Class E preferred stock to the underwriters to cover over-allotments, if any.

Maturity	The Class E preferred stock does not have any maturity date and will not be subject to any sinking fund or mandatory redemption.

Dividends

Dividends on the Class E preferred stock issued in this offering will be cumulative from the date of issuance and are payable quarterly in arrears for the period covering the preceding calendar quarter on or before the 15th day of January, April, July and October of each year, commencing July 15, 2004, at a rate of     % per year of the $25.00 per share liquidation preference (equivalent to $     per year per share). Dividends on the Class E preferred stock will accrue regardless of whether we have earnings, whether there are funds legally available for the payment of such dividends and whether such dividends are declared. Because the first dividend payment date is July 15, 2004, the dividend payable on each share of Class E preferred stock on that date will be less than the amount of a full quarterly dividend.

Optional Redemption

We may not redeem the Class E preferred stock prior to                 , 2009, except under limited circumstances intended to preserve our status as a real estate investment trust and the Operating Partnership’s status as a partnership for Federal income tax purposes. On and after                 , 2009 we may, at our option, redeem the Class E preferred stock, in whole or from time to time in part, for cash in the amount of $25.00 per share, plus accrued and unpaid dividends to, but not including, the date of redemption.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Class E preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends to, but not including, the date of payment. Payment of this liquidation preference must be made before any payment is made to the holders of our common stock with respect to the distribution of assets upon our liquidation, dissolution or winding up.

Ranking	The Class E preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to our common stock, senior to our Series A junior participating preferred stock and senior to any other class or series of our capital stock other than as discussed below;

(2)	on a parity with our 10% Class A Cumulative Redeemable Preferred Stock, par value $.01 per share, our 10% Class B Cumulative Redeemable Preferred Stock, par value $.01 per share, our 10% Class C Cumulative Redeemable Preferred Stock, par value $.01 per share, and our 10% Class D Cumulative Redeemable Preferred Stock, par value $.01 per share, and any other class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks on parity with the Class E preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(3)	junior to all of our existing and future indebtedness and to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Class E preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.

Voting Rights

Holders of Class E preferred stock will generally have no voting rights. However, if we do not pay dividends on the Class E preferred stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Class E preferred stock, voting as a class with the holders of any other class or series of our capital stock which has similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Class E preferred stock and any other class or series of our capital stock with similar voting rights. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class E preferred stock is required for us to issue capital stock ranking senior to the Class E preferred stock or to amend our charter in a manner that materially and adversely affects the Class E preferred stock.

Listing

We intend to apply to list the Class E preferred stock on the New York Stock Exchange under the symbol “HMTPrE.” If the application is approved, we expect that trading of the Class E preferred stock will commence on the NYSE within 30 days after the initial delivery of the Class E preferred stock.

Restrictions on Ownership and Transfer

The Class E preferred stock will be subject to certain restrictions on ownership and transfer intended to assist us in maintaining our status as a REIT for Federal income tax purposes and the status of the Operating Partnership as a partnership for Federal income tax purposes. In general, no person may own, or be deemed to own under the attribution rules of the Internal Revenue Code, more than 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of preferred stock or other capital stock. Our board of directors may grant an exemption from the restrictions on ownership of Class E preferred stock to one or more purchasers in the offering if it is satisfied, based, in part, on representations by such purchaser(s), that such exemption would not jeopardize Host Marriott’s status as a REIT. A detailed description of these restrictions is contained in the accompanying prospectus under “Restrictions on Ownership and Transfer.”

Conversion	The Class E preferred stock will not be convertible into or exchangeable for any other securities or property.

Further Issues

We may from time to time, without the consent of the holders of the Class E preferred stock, issue additional shares of preferred stock having the same liquidation preference and other terms as the Class E preferred stock except for the issue price and issue date. See “Description of the Class E Preferred Stock—Further Issuances.”

Use of Proceeds

We will contribute the net proceeds from the offering of the Class E preferred stock to the Operating Partnership in exchange for Class E preferred partnership interests in the Operating Partnership which will have economic terms substantially similar to those of the Class E preferred stock. We intend for the Operating Partnership to use these proceeds to redeem a portion of its $104 million of aggregate principal amount of 10% Class A Cumulative Redeemable Preferred Units held by us. In turn, we intend to use these funds to pay the redemption price of a similar portion of our $104 million of aggregate amount of 10% Class A Cumulative Redeemable Preferred Stock at $25.00 per share; and we will pay all accumulated and unpaid dividends on such shares to the redemption date. Any proceeds not used for such purpose will be used by the Operating Partnership for general corporate purposes.

Risk factors

You should carefully consider the matters set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement and page 1 of the accompanying prospectus.

Risk factors

An investment in the Class E preferred stock involves risks, including those described below, in the accompanying prospectus and in our most recent Annual Report on Form 10-K. Prospective investors should carefully consider such risk factors and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase Class E preferred stock.

Our ability to pay dividends on our Class E preferred stock may be limited or prohibited by the terms of our indebtedness.

We and our subsidiaries, including the Operating Partnership are, and may in the future become, parties to agreements and instruments which, among other things, restrict or prevent the payment of dividends on our classes and series of capital stock. For example, under the terms of our credit facility and our senior notes indenture, distributions to us by the Operating Partnership, which we depend upon in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distributions, the Operating Partnership can satisfy certain financial covenant tests and meet other requirements which are summarized below in “Description of the Class E Preferred Stock—Dividend and Redemption Restrictions Under Debt Instruments.” At any time during which it fails to meet these requirements, the Operating Partnership will only be able to make cash distributions to us in the amounts required to maintain our qualification as a REIT (subject to the limitations on the Operating Partnership’s ability to pay these “permitted REIT distributions” described below in “Description of the Class E Preferred Stock—Dividend and Redemption Restrictions Under Debt Instruments”).

Beginning in the third quarter of 2002 and continuing through the fiscal quarter ended March 26, 2004, the Operating Partnership was prohibited from making distributions and other restricted payments, other than permitted REIT distributions, because the Operating Partnership’s EBITDA-to-interest coverage ratio as calculated under its indenture governing its senior notes (which measures the Operating Partnership’s ratio of its pro forma consolidated EBITDA to pro forma consolidated interest expense) was below 2.0 to 1.0. Accordingly, during this period, the Operating Partnership was only able to make distributions to us, and we only have been able to pay dividends, to the extent that we have had taxable income and were required to make distributions to maintain our status as a REIT. Our income distribution requirements for 2002 were satisfied, in part, by the full payment of regular dividends on our outstanding classes of preferred stock in 2002 and in the first three quarters of 2003. We did not generate any taxable income from regular operations during 2003; however, taxable income generated by our insurance recovery on the World Trade Center and Financial Center hotels was sufficient to allow us to pay the regular quarterly dividend due on our outstanding classes of preferred stock for the fourth quarter of 2003 and the first quarter of 2004. We expect that the taxable income generated by the insurance recovery will be sufficient to allow us to pay the regular quarterly dividend on our outstanding classes of preferred stock during the second and third quarters of 2004.

Currently, our EBITDA-to-interest coverage ratio is slightly above 2.0 to 1.0, based upon our results of operations for the four fiscal quarters ended March 26, 2004, and after giving effect to: (i) the transactions described below in “Capitalization” and (ii) the re-designation by the Operating Partnership of JWDC Limited Partnership, a Delaware limited partnership through which we own the JW Marriott hotel in Washington D.C., as a “restricted subsidiary” under the senior notes indenture. Under the terms of the senior notes indenture, the ability to consider the pro forma effect of the transactions described in clauses (i) and (ii) of the previous sentence had the effect of improving the Operating Partnership’s EBITDA-to-interest coverage ratio.

Risk factors

As a result, and because we expect operations to continue to improve, we currently expect to be able to pay dividends on the Class E preferred stock, and on our outstanding classes of preferred stock which rank on a parity with the Class E preferred stock, without regard to whether we generate any taxable income. However, a decline in our operations or an increase in our consolidated interest expense, or any combination thereof, or, if the Operating Partnership is required to give pro forma effect to any other transactions that have a similar effect, could cause the Operating Partnership’s EBITDA-to-interest coverage ratio to again fall below 2.0 to 1.0, which could once again limit the amount of the Operating Partnership’s distributions to us (and our payment of dividends on our capital stock, including the Class E preferred stock) to only permitted REIT distributions. Since, based on current estimates, we do not currently expect to generate taxable income during 2004, if the Operating Partnership’s EBITDA-to-interest coverage ratio again falls below 2.0 to 1.0, or the Operating Partnership is otherwise limited in the amount of distributions it can make to us under the terms of the senior notes indenture, we cannot assure you that we would be able to pay dividends on the Class E preferred stock and on the classes of preferred stock ranking on a parity with the Class E preferred stock. Notwithstanding the foregoing, dividends will accrue on the Class E preferred stock regardless of whether we are permitted to declare or pay such dividends.

Our ability to continue paying dividends on our outstanding classes of preferred stock will depend on several factors outside of our control, such as our liquidity, the extent of our taxable income or loss from operations in 2004 and thereafter, and our ability to meet the minimum EBITDA-to-interest coverage ratio and to satisfy the other requirements for making distributions set forth in the senior notes indenture and our credit facility. Moreover, the Class E preferred stock ranks on parity with our other classes of outstanding preferred stock. Under the terms of such outstanding classes of preferred stock, and of the Class E preferred stock, we are not permitted to pay dividends on the Class E preferred stock unless we also contemporaneously pay dividends on each other outstanding class of preferred stock. Therefore, during any period that the Operating Partnership does not meet the EBITDA-to-interest coverage ratio, any dividends resulting from our required income distributions will have to be allocated on a pro rata basis to all outstanding classes of preferred stock (including the Class E preferred stock and any subsequently issued classes of preferred stock which is on parity with the outstanding classes of preferred stock).

The Class E preferred stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares, and the Class E preferred stock has no stated maturity date.

The Class E preferred stock is a new issue of securities with no established trading market. Because the Class E preferred stock does not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We intend to apply to list the Class E preferred stock on the NYSE; however, we cannot assure you that the Class E preferred stock will be approved for listing. If the application is approved, trading of the Class E preferred stock on the NYSE is not expected to begin until a 30-day period after the date of initial delivery of the Class E preferred stock, and, in any event, an active trading market on the NYSE for the Class E preferred stock may not develop or, even if it does develop, may not last, in which case the trading price of the Class E preferred stock could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriter that it intends to make a market in the Class E preferred stock, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.

The market value of the Class E preferred stock could be substantially affected by various factors.

As with other publicly traded securities, the trading price of the Class E preferred stock will depend on many factors, which may change from time to time, including:

Risk factors

•	prevailing interest rates, increases in which may have an adverse effect on the trading price of the Class E preferred stock;

•	the market for similar securities;

•	general economic and financial market conditions;

•	the attractiveness of securities of REITs in comparison to other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	the market’s perception of our growth potential and potential future cash dividends and whether or not we are current on our dividend payments;

•	ratings of the Class E preferred stock, as determined by national ratings agencies;

•	government action or regulation; and

•	our financial condition, performance, and prospects.

The Class E preferred stock will be subordinate to our indebtedness, and our indebtedness could prevent us from fulfilling our obligations under the Class E preferred stock.

As adjusted to give effect to certain transactions described in “Capitalization” below, our total indebtedness was approximately $5.6 billion at March 26, 2004. We may also borrow substantial additional secured or unsecured indebtedness in the future. The repayment of the principal and interest on our indebtedness may prevent us from being able to make dividend payments on the Class E preferred stock. In addition, in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will rank senior to the Class E preferred stock, and the holders of any indebtedness will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Class E preferred stock.

Ratio of earnings to combined fixed charges and preferred stock dividends

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated (in millions, except ratios).

	Quarter Ended		Year Ended December 31,
	March 26, 2004	March 28, 2003	2003	2002	2001	2000	1999

Ratio of earnings to combined fixed charges and preferred stock dividends (1).	—	—	—	—	1.1x	1.1x	1.4x
Deficiency of earnings to combined fixed charges and preferred stock dividends (2).	$34	$40	$239	$61	—	—	—

(1)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations (after depreciation expense) before income taxes and fixed charges and preferred stock dividends by total fixed charges and preferred stock dividends. Fixed charges represent interest expense (including capitalized interest), the amortization of premiums, discounts and capitalized expenses related to indebtedness, and the portion of rental expense that represents interest.
(2)	For the first quarters ended March 26, 2004 and March 28, 2003 and for fiscal years 2003 and 2002, the deficiency of earnings to combined fixed charges and preferred stock dividends includes depreciation expense of $83 million, $84 million, $367 million and $358 million, respectively.

Use of proceeds

After deducting underwriting discounts and commissions and the estimated expenses of this offering, we expect the net proceeds from this offering will be approximately $73 million (approximately $83 million if the underwriters’ option is exercised in full).

We will contribute the net proceeds from the offering of the Class E preferred stock to the Operating Partnership in exchange for Class E preferred partnership interests in the Operating Partnership which will have economic terms substantially similar to those of the Class E preferred stock. On or about August 3, 2004, we intend for the Operating Partnership to use these proceeds to redeem $73 million of its 10% Class A Cumulative Redeemable Preferred Units held by us. On or about August 3, 2004, in turn, we intend to use these funds to pay the redemption price of a similar amount of our $104 million aggregate amount of 10% Class A Cumulative Redeemable Preferred Stock at $25.00 per share; and we will pay all accumulated and unpaid dividends on such shares to the redemption date.

In the event the Operating Partnership was restricted by the terms of any future or existing indebtedness from redeeming its 10% Class A preferred units, then we would not be able to redeem our 10% Class A Cumulative Redeemable Preferred Stock prior to the August 3, 2004 redemption date, and the Operating Partnership would use the proceeds from this offering to repay indebtedness or for general corporate purposes. See “Description of the Class E Preferred Stock—Dividend and Redemption Restrictions Under Debt Instruments” elsewhere in this prospectus supplement.

We will invest the net proceeds in short-term, interest-bearing, investment grade obligations until they are applied as described above.

Dividend policy

We are required to distribute to our stockholders at least 90% of our taxable income in order to qualify as a REIT, including taxable income we recognize for tax purposes but, with regard to which, we do not receive corresponding cash. Funds we use to pay dividends on our common and preferred stock are provided through distributions from the Operating Partnership. For every share of common and preferred stock we have outstanding, the Operating Partnership has issued to us a corresponding common Operating Partnership unit (“common OP unit”) or preferred Operating Partnership unit (“preferred OP unit”), respectively. As of May 24, 2004, we are the owner of substantially all of the preferred OP units and approximately 93% of the common OP units. The remaining 7% of the common OP units are held by various third-party limited partners. As a result of their minority position in the Operating Partnership common OP units, these holders share, on a pro rata basis, in amounts being distributed by the Operating Partnership to us on its common OP units. As a general rule, we obtain the cash necessary to pay a common or preferred dividend from an equivalent per unit distribution to us by the Operating Partnership on all common or corresponding preferred OP units. For example, if we pay a five cent per share dividend on our common stock, it would be based on payment of a five cent per common OP unit distribution by the Operating Partnership to us and to all other common OP unit holders.

We and our subsidiaries, including the Operating Partnership are, and may in the future become, parties to agreements and instruments which, among other things, restrict or prevent the payment of dividends on our classes and series of capital stock. For example, under the terms of our credit facility and our senior notes indenture, the ability of the Operating Partnership to make distributions to us which we depend upon in order to obtain the cash necessary to pay dividends on our capital stock, is subject to various prohibitions and limitations. For a discussion of these restrictions, see “Description of the Class E Preferred Stock—Dividend and Redemption Restrictions Under Debt Instruments” and “Risk Factors—Our ability to pay dividends on our Class E preferred stock may be limited or prohibited by the terms of our indebtedness,” elsewhere in this prospectus supplement.

Our policy on dividends generally is to distribute at least 90% of our taxable income in order to satisfy the above REIT distribution requirements. However, we currently intend to pay dividends on our preferred stock (including the Series E preferred stock) regardless of the amount of our taxable income, so long as we are not restricted in doing so by the terms of our debt instruments.

Capitalization

The following table sets forth our actual capitalization as of March 26, 2004 and our capitalization as of March 26, 2004, as adjusted to give effect to:

•	The estimated net proceeds from this offering, after deducting underwriters discounts and commissions and our estimated expenses, of approximately $73 million;

•	the redemption of $73 million of our Class A preferred stock with the estimated net proceeds of this offering;

•	the redemption of $494 million of Series B senior notes on April 15, 2004 with restricted cash and available cash;

•	the redemption of $65 million of Series B senior notes on May 3, 2004 with available cash;

•	the acquisition of the Embassy Suites Chicago Downtown-Lakefront Hotel on April 27, 2004; and

•	the sale of the Dallas/Fort Worth Airport Marriott on May 10, 2004.

	As of March 26, 2004
	Actual	As Adjusted (1)
	(in thousands)
Cash and cash equivalents	$526	$397	(2)

Debt
Senior notes, including $490 million, net of discount, of exchangeable senior debentures	$3,459	$2,900	(3)
Mortgage debt	2,109	2,109
Exchangeable subordinated debentures	492	492
Other	100	100

Total debt	6,160	5,601

Minority interest	218	217	(4)

Stockholders’ equity
10% Class A Cumulative Redeemable Preferred Stock, 4,160,000 and 1,254,500 shares outstanding, actual and as adjusted, respectively(5)	100	27	(6)
10% Class B Cumulative Redeemable Preferred Stock, 4,000,000 shares outstanding(5)	96	96
10% Class C Cumulative Redeemable Preferred Stock, 5,980,000 shares outstanding(5)	143	143
10% Class D Cumulative Redeemable Preferred Stock, 33,182 shares outstanding	—	—
% Class E Cumulative Redeemable Preferred Stock, 0 and 3,000,000 shares outstanding, actual and as adjusted, respectively(5)	—	73

Total cumulative redeemable preferred stock	339	339
Common Stock, $0.01 par value; 750 million shares authorized; 321,897,490 shares outstanding	3	3
Additional paid-in capital	2,619	2,616	(7)
Accumulated other comprehensive income	26	26
Deficit	(891)	(903	)(8)

Total stockholders’ equity	2,096	2,081

Total capitalization	$8,474	$7,899

Capitalization

(1)	As adjusted financial information reflects the adjustments noted above.
(2)	As adjusted, cash reflects the following:

Actual cash balance as of March 26, 2004	$526
Estimated net proceeds from this offering	73
Redemption of $73 million of our Class A preferred stock, including the related accrued dividends	(73)
Principal repayment of $65 million of 7 7/8% Series B senior notes	(65)
Payment of call premiums related to the redemption of $494 million and $65 million of our Series B senior notes	(22)
Payment of accrued interest on the Series B senior notes	(12)
Purchase of the Embassy Suites Chicago Downtown—Lakefront Hotel	(89)
Proceeds from the sale of the Dallas/Fort Worth Airport Marriott Hotel	59

As adjusted cash balance at March 26, 2004	$397

(3)	On April 15, 2004 and May 3, 2004, we redeemed $494 million and $65 million, respectively, of our Series B senior notes. The April 15, 2004 redemption was funded principally with the cash provided by the March issuance of $500 million of Exchangeable Senior Debentures, the net proceeds of which were included in restricted cash on our consolidated balance sheet as of March 26, 2004. The May 3, 2004 redemption was funded with cash and cash equivalents.
(4)	Minority interest decreased as a result of the increase to the deficit as a result of the redemption of the Series B senior notes and the sale of the Dallas/Fort Worth Airport Marriott.
(5)	Amounts are presented net of original issuance costs, in accordance with generally accepted accounting principles.
(6)	We intend to call for redemption a portion of our 4,160,000 shares of our Class A preferred stock at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends on such shares to the redemption date. We expect to set August 3, 2004 as the redemption date. See “Use of Proceeds.”
(7)	Additional paid-in capital decreased $3 million as a result of the treatment of the original issuance costs on the Series A preferred stock redeemed. This represents the difference between the carrying amount of the Series A preferred stock and the fair value of the consideration transferred. While the original issuance costs do not represent an expense for purposes of calculating net income, they are treated as a deduction to earnings available to common stockholders at redemption for purposes of calculating earnings per share in accordance with applicable accounting standards.
(8)	As adjusted, the deficit reflects the following:

Deficit at March 26, 2004	$(891)
Call premiums on the Series B senior notes repaid in the second quarter of 2004	(22)
Write-off of deferred financing fees and discounts on the Series B senior notes repaid	(8)
Interest expense prior to the redemption of the Series B senior notes	(2)
Gain on the sale of the Dallas/Fort Worth Airport Marriott Hotel	19
Decrease to minority interest expense as a result of the changes to the income statement	1

As adjusted deficit at March 26, 2004	$(903)

Description of the Class E preferred stock

This description of material terms of the         % Class E Cumulative Redeemable Preferred Stock, par value $.01 per share, offered hereby supplements and, to the extent inconsistent therewith, replaces, the description of certain general terms and provisions of our preferred stock, par value $.01 per share, set forth in the accompanying prospectus. As used under this caption “Description of the Class E preferred stock” and in the accompanying prospectus under “Description of Capital Stock—Preferred Stock,” all references to “Host Marriott” or the “company” mean Host Marriott Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

The following summary of material terms of the Class E preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our charter—and the form of articles supplementary classifying the Class E preferred stock, which have been, or will be, filed as exhibits to, or incorporated by reference in, the registration statement of which the accompanying prospectus is a part. You may obtain copies of these documents in the manner described under “Where You Can Find More Information.”

Prospective investors should carefully review the information in the accompanying prospectus under “Description of Capital Stock—Restrictions on Ownership and Transfer” for important information concerning the restrictions on ownership and transfer applicable to the Class E preferred stock.

GENERAL

Our charter provides that the total number of shares of stock, which we refer to as capital stock, of all classes which we are authorized to issue is 800,000,000, 750,000,000 of which initially were classified as common stock, par value $.01 per share, and 50,000,000 of which initially were classified as preferred stock, par value $.01 per share. Of the 50,000,000 shares of preferred stock, (1) 4,600,000 shares are classified as Class A Cumulative Redeemable Preferred Stock, par value $.01 per share, (2) 4,600,000 shares are classified as Class B Cumulative Redeemable Preferred Stock, par value $.01 per share, (3) 5,980,000 shares are classified as Class C Cumulative Redeemable Preferred Stock, par value $.01 per share, (4) 40,000 shares are classified as Class D Cumulative Redeemable Preferred Stock, par value $.01 per share and (5) 650,000 shares are classified as Series A Junior Participating Preferred Stock, par value $.01 per share. Under our charter, our board of directors is authorized, without a vote of the stockholders, to classify or reclassify any unissued shares of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. The board of directors also has the power to classify or reclassify any unissued shares of capital stock (including shares initially classified as common stock or preferred stock) into any other class or series of capital stock, and to divide and classify shares of any class into one or more series of such class. Thus, the board of directors could authorize the issuance of a class or series of capital stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Host Marriott that might involve a premium price for holders of shares of common stock, Class A preferred stock, Class B preferred stock, Class C preferred stock, Class D preferred stock or Class E preferred stock or otherwise be in their respective best interests.

We have previously authorized the issuance of shares of Class A preferred stock, Class B preferred stock, Class C preferred stock and Class D preferred stock. As of the date of this prospectus supplement, there

Description of the Class E preferred stock

were 4,160,000 shares of Class A preferred stock, 4,000,000 shares of Class B preferred stock, 5,980,000 shares of Class C preferred stock and 33,182 shares of Class D preferred stock issued and outstanding. We have previously authorized the issuance of shares of Series A junior preferred stock in connection with our stockholder rights plan. As of the date of this prospectus supplement, no shares of Series A junior preferred stock were outstanding, although we have reserved for issuance 650,000 shares of Series A junior preferred stock. For a description of our stockholder rights plan, see the accompanying prospectus under “Description of Capital Stock—Common Stock—Stockholder Rights Plan/Preferred Stock Purchase Rights.”

We have authorized the issuance of a class of preferred stock, consisting of 8,000,000 shares designated as the % Class E Cumulative Redeemable Preferred Stock.

We intend to apply to list the Class E preferred stock on the New York Stock Exchange under the symbol “HMTPrE.” If the application is approved, we expect that trading of the Class E preferred stock will commence on the New York Stock Exchange within 30 days after the initial delivery of the Class E preferred stock.

The Class E preferred stock does not contain any provisions affording holders of the Class E preferred stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Class E preferred stock, except to the limited extent described below under “—Voting Rights.”

The transfer agent, registrar and paying agent for the Class E preferred stock will be EquiServe Trust Company N.A. The articles supplementary for the Class E preferred stock will provide that we will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Class E preferred stock may be surrendered for payment (including upon redemption, if any), registration of transfer or exchange.

The certificates representing the Class E preferred stock will initially be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as definitive certificates are available, which we anticipate will be within 150 days after the original issuance of the Class E preferred stock.

FURTHER ISSUANCES

We may from time to time, without the consent of the holders of the Class E preferred stock, issue additional shares of Class E preferred stock having the same ranking and the same liquidation preference and other terms as the Class E preferred stock except for the issue price and issue date. Any such additional shares of Class E preferred stock will, together with the shares offered hereby, constitute a single class of preferred stock under our charter and will vote together on limited matters under the charter as set forth below under “—Voting Rights.”

RANKING

The Class E preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up: (1) senior to our common stock, senior to our Series A junior preferred stock, and senior to any other class or series of our capital stock other than

Description of the Class E preferred stock

capital stock referred to in clauses (2) and (3) of this sentence; (2) on a parity with our Class A preferred stock, Class B preferred stock, Class C preferred stock and Class D preferred stock and on a parity with any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Class A, Class B, Class C, Class D and Class E preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (3) junior to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Class E preferred stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. The term “capital stock” does not include convertible debt securities. The description of the ranking of the Class E preferred stock set forth in this paragraph supersedes and replaces, insofar as it concerns the Class E preferred stock, the discussion set forth in the accompanying prospectus under “Description of Capital Stock—Preferred Stock—Rank.”

Our board of directors may, from time to time, without stockholder approval, authorize the issuance of one or more additional classes or series of capital stock ranking on a parity with the Class E preferred stock or classify additional shares of preferred stock as Class E preferred stock. See “—General” above and “—Voting Rights” below. In addition, with the affirmative vote or consent of the holders of at least two-thirds of the shares of Class E preferred stock outstanding at the time, as described below under “—Voting Rights,” we may issue one or more classes or series of capital stock which rank senior to the Class E preferred stock as to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding up, and the rights of holders of Class E preferred stock to receive dividends and amounts due upon our liquidation, dissolution or winding up will be subject to the preferential rights of any such senior class or series of our capital stock. However, no such senior capital stock is currently outstanding.

In addition, because our operations are conducted primarily through the Operating Partnership and its subsidiaries, our cash flow and our consequent ability to pay dividends on our capital stock (including the payment of dividends to holders of the Class E preferred stock) are dependent upon the results of operations of those subsidiaries and the distribution of monies by those subsidiaries to us.

DIVIDEND AND REDEMPTION RESTRICTIONS UNDER DEBT INSTRUMENTS

We and our subsidiaries are, and may in the future become, parties to agreements and instruments which restrict or prevent the payment of dividends on, or the purchase or redemption of, Class E preferred stock and any other class or series of our capital stock, including indirect restrictions (for example, through covenants requiring maintenance of specified levels of net worth) and direct restrictions.

The Operating Partnership’s Credit Facility

The Operating Partnership’s credit facility, to which we are a party, provides that distributions may only be paid to holders of equity interests of the Operating Partnership, including Host Marriott as a partner of the Operating Partnership, and we may only pay dividends on our capital stock, including the Class E preferred stock, so long as (1) no default or event of default under the credit facility exists at the time of the payment or would exist immediately after giving effect to such payment and (2) we qualify or have taken all actions necessary to qualify as a REIT for Federal income tax purposes. Assuming the foregoing conditions are met, the Operating Partnership may distribute quarterly to us and the other holders of the units of the Operating Partnership, and we may pay dividends to our stockholders (including the payment of dividends to holders of the Class E preferred stock), in an amount not to exceed (I) the greater of (A) 100% of “cash available for distribution” (as defined in the credit facility), (B) 100% of

Description of the Class E preferred stock

“taxable income” (as defined in the credit facility) and (C) the minimum amount necessary for us to maintain our tax status as a real estate investment trust and to satisfy the distribution required to be made by Notice 88-19 under the Internal Revenue Code of 1986 (or Treasury regulations issued pursuant thereto) by reason of our having made the election provided for therein, or (II) if the Operating Partnership’s “consolidated interest coverage ratio” (as defined in the credit facility) is greater than 2.0 to 1.0, 85% of our funds from operations (as defined and adjusted in the credit facility) for the current fiscal year.

The Operating Partnership’s Senior Notes Indenture

In addition, the senior notes indenture governing the Operating Partnership’s outstanding 7 7/8% Series B senior notes due 2008, 8 3/8% Series E senior notes due 2006, 9¼% Series G senior notes due 2007 and 9½% Series I senior notes due 2007 provides that no distributions may be made to holders of its equity interests, including Host Marriott as a partner of the Operating Partnership, during the continuance of defaults or events of defaults under the senior notes indenture or if the Operating Partnership could not incur at least $1.00 of indebtedness (as defined) under the terms of the indebtedness covenant of the senior notes indenture. The Operating Partnership’s ability to incur indebtedness under the senior notes indenture’s indebtedness covenant is subject to various financial tests and requirements, including that the Operating Partnership’s EBITDA-to-interest coverage ratio (which measures the ratio of its pro forma consolidated EBITDA to its pro forma consolidated interest expense, as these terms are defined in the senior notes indenture) be 2.0 to 1.0 or greater. In addition, the aggregate amount of all of the Operating Partnership’s indebtedness must be less than or equal to 65% of its total assets plus accumulated depreciation.

The senior notes indenture also provides that distributions may not be made to holders of the Operating Partnership’s equity interests, including Host Marriott, if all distributions and other “restricted payments” (as defined) made since August 5, 1998 (the initial issue date of debt securities under the senior notes indenture) generally exceed the sum of (a) 95% of the Operating Partnership’s aggregate funds from operations (as defined) beginning on the first day of the fiscal quarter in which debt securities were first issued under the senior notes indenture, (b) 100% of the net cash proceeds from the permitted issuance of certain equity interests of the Operating Partnership and from the issuance of specified convertible indebtedness upon conversion thereof, or otherwise received as capital contributions (as defined), (c) the total net reduction in certain investments resulting from payments to the Operating Partnership or the sale of those investments, (d) the fair market value of noncash tangible assets or capital stock (other than that of the Operating Partnership or Host Marriott) acquired in exchange for qualified capital stock (as defined), and (e) fair market value of noncash tangible assets or capital stock (other than that of the Operating Partnership or Host Marriott) contributed to the Operating Partnership as a capital contribution (as defined). The aggregate amount of distributions and other “restricted payments” that the Operating Partnership is permitted to make pursuant to clause (3) of the preceding sentence is sometimes referred to as the Operating Partnership’s “restricted payments basket.”

Notwithstanding the foregoing restrictions on distributions by the Operating Partnership, it is permitted under the senior notes indenture to make distributions as required to allow us to make all dividend payments necessary to maintain our status as a REIT for Federal income tax purposes (which we call “permitted REIT distributions”) unless (1) it is during the continuance of a default or event of default under the senior notes indenture or (2) the aggregate principal amount of all outstanding indebtedness of the Operating Partnership and its restricted subsidiaries (as defined in the senior notes indenture) (other than the Operating Partnership’s obligations under our 6¾% Convertible Subordinated Debentures) at such time is equal to or greater than 80% of the value of the Operating Partnership’s adjusted total assets (as defined in the senior notes indenture).

Description of the Class E preferred stock

The senior notes indenture governing the Operating Partnership’s outstanding 7 1/8% Series K senior notes due 2013 contains limitations on distributions that may be made to holders of the Operating Partnership’s equity interests that are substantially similar to those governing the Operating Partnership’s other outstanding senior notes, provided, that, the covenants governing distributions and other “restricted payments” in the indenture for the Series K senior notes provides that, for the purposes of determining whether the Operating Partnership may make a declaration or payment of any dividend or other distribution in respect of its preferred stock, the EBITDA-to-interest coverage ratio must be 1.7 to 1.0 or greater, rather than 2.0 to 1.0 or greater and the permitted REIT distributions definition provides that the Operating Partnership may make distributions to us without limitation in the amount necessary to permit us to distribute to our shareholders (1) 100% of the “real estate investment trust taxable income” within the meaning of the Internal Revenue Code or (2) such amounts necessary to maintain our status as a REIT or to enable us to avoid the payment of any tax that could be avoided by reason of such distribution. Our ability to make permitted REIT distributions under the indenture for the Series K senior notes is otherwise subject to similar conditions to those in the indenture governing the Operating Partnership’s other outstanding senior notes.

Restrictions under our Convertible Subordinated Debentures

We are the obligor under $550 million aggregate principal amount of 6¾% convertible subordinated debentures due 2026, which are held by our subsidiary, Host Marriott Financial Trust, in connection with its 6¾% convertible quarterly income preferred securities. Under the terms of the indenture governing our convertible subordinated debentures, we may defer interest payments on the convertible subordinated debentures for a period not to exceed 20 consecutive quarters. To the extent that we defer the payment of interest on the convertible subordinated debentures, we will not be permitted to declare or pay any cash distributions with respect to our capital stock, including the Class E preferred stock, or debt securities that rank on a parity with, or junior to, the convertible subordinated debentures.

The terms of the credit facility and the senior notes indenture governing the Operating Partnership’s senior notes and our convertible subordinated debentures discussed above, as well as, the terms of the debt instruments or agreements to which we or our subsidiaries in the future may become parties, could limit or prohibit the payment of dividends on shares of Class E preferred stock and any other class or series of our capital stock. For a discussion of this risk, see “Risk Factors—Our ability to pay dividends on Class E preferred stock may be limited or prohibited by the terms of our indebtedness.”

Our ability to make permitted REIT distributions under the credit facility and the senior notes indenture is subject to the limitations noted above. If we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in debt instruments or otherwise, we would lose our status as a REIT for Federal income tax purposes. As described in the accompanying prospectus in “Risk Factors—Adverse consequences would apply if we failed to qualify as a REIT,” this loss of our status as a REIT would likely have a material adverse effect on us.

DIVIDENDS

Subject to the preferential rights of holders of any class or series of our capital stock ranking senior to the Class E preferred stock as to dividends, holders of the Class E preferred stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % per annum of the $25.00 per share liquidation preference (equivalent to an annual rate of $         per share). Dividends will accrue and be cumulative from the date of issuance and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if such day is not a Business Day, as defined in the articles supplementary for the Class E preferred stock, the next succeeding Business Day. Notwithstanding any provision to the contrary contained in the articles supplementary classifying the Class E preferred stock, each outstanding share of Class E preferred stock will be entitled to receive a

Description of the Class E preferred stock

dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of Class E preferred stock that is outstanding on such date.

The first dividend, which will be payable on July 15, 2004 (or, if such day is not a Business Day, on the next succeeding Business Day), will be for less than a full quarterly dividend period. Dividends payable on the Class E preferred stock, including dividends payable for partial dividend periods, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends will be payable to holders of record as they appear in our stock transfer books at the close of business on the applicable dividend record date, which will be the 1st day of the calendar month in which the applicable dividend payment date falls or such other date designated by our board of directors that is not more than 30 nor less than ten days prior to such dividend payment date.

If any dividend payment date or redemption date for the Class E preferred stock falls on a day which is not a Business Day, the payment which would otherwise be due on such dividend payment date or redemption date, as the case may be, may be made on the next succeeding Business Day with the same force and effect as if made on such dividend payment date or redemption date, as the case may be, and no interest or additional dividends or other sum will accrue on the amount so payable for the period from and after such dividend payment date or redemption date, as the case may be, to such next succeeding Business Day.

If any shares of Class E preferred stock are outstanding, no full dividends will be declared or paid or set apart for payment on any shares of our capital stock of any other class or series ranking, as to dividends, on a parity with, or junior to, the Class E preferred stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class E preferred stock for all past dividend periods (including, without limitation, any dividend period that terminates on any date upon which dividends on such other class or series of our capital stock are declared or paid or set apart for payment, as the case may be). When such cumulative dividends are not paid in full, or a sum sufficient for such full payment is not so set apart, upon the Class E preferred stock and the shares of any other class or series of our capital stock ranking on a parity as to dividends with the Class E preferred stock, all dividends declared upon the Class E preferred stock and any other class or series of our capital stock ranking on a parity as to dividends with the Class E preferred stock shall be declared pro rata so that the amount of dividends declared per share of Class E preferred stock and such other class or series of our capital stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Class E preferred stock and such other class or series of capital stock, which will not include any accrual in respect of unpaid dividends for prior dividend periods if the other class or series of capital stock does not provide for cumulative dividends, bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Class E preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (including, without limitation, any dividend period that terminates on a date that also is a Subject Date (as defined below)), then

➢	no dividends, other than in common stock or shares of any other class or series of our capital stock ranking junior to the Class E preferred stock as to dividends and as to the distribution of assets upon our liquidation, dissolution or winding up, shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon our common stock or any other class or series of our capital stock ranking junior to or on a parity with the Class E preferred stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up, and

➢	no common stock, or shares of any other class or series of our capital stock ranking junior to or on parity with the Class E preferred stock as to dividends or as to the distribution of assets upon our

Description of the Class E preferred stock

liquidation, dissolution or winding up, shall be redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such shares by us, (1) except by conversion into or exchange for shares of any other class or series of our capital stock ranking junior to the shares of Class E preferred stock as to dividends and as to the distributions of assets upon our liquidation, dissolution or winding up and (2) except for the redemption, purchase or acquisition by us of our capital stock of any class or series in order to preserve our status as a REIT for Federal income tax purposes or the Operating Partnership’s status as a partnership for Federal income tax purposes.

As used in this paragraph, the term “Subject Date” means (1) any date on which any dividends are declared or paid or set apart for payment or other distribution declared or made upon our common stock or any other class or series of our capital stock ranking junior to or on a parity with the Class E preferred stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up, and (2) any date on which any shares of our common stock or any other class or series of our capital stock ranking junior to or on a parity with the Class E preferred stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up are redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such shares by us.

Our charter provides that our ability to pay dividends on any class or series of our capital stock is not limited by the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon our liquidation, dissolution or winding up of classes or series of capital stock ranking senior to the capital stock receiving the dividends, unless otherwise specifically provided for in the terms of any class or series of capital stock. The terms of the Class E preferred stock do not provide otherwise and, accordingly, the Class E preferred stock will be subject to the foregoing provisions.

No dividends on any shares of Class E preferred stock will be declared or paid or set apart for payment at such time as any agreement, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment will be restricted or prohibited by applicable law.

Notwithstanding the foregoing, dividends on the Class E preferred stock will accrue regardless of whether or not we have earnings, regardless of whether or not there are funds legally available for the payment of such dividends, and regardless of whether or not such dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Class E preferred stock that may be in arrears, and holders of the Class E preferred stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described above. Any dividend payment made on the Class E preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to the Class E preferred stock.

If for any taxable year, we elect to designate as “capital gain dividends,” as defined in the Internal Revenue Code, any portion of the dividends paid or made available for the year to holders of all classes and series of our capital stock, then the portion of the dividends designated as capital gain dividends that will be allocable to the holders of the Class E preferred stock will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends, within the meaning of the Internal Revenue Code, paid or made available to the holders of the Class E preferred

Description of the Class E preferred stock

stock for the year, and the denominator of which will be the total dividends paid or made available to holders of all classes and series of our capital stock for that year.

Information contained under this caption “Dividends” supersedes and replaces, insofar as it concerns the Class E preferred stock, the discussion set forth in the accompanying prospectus under “Description of Capital Stock—Preferred Stock—Distributions.”

LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of the company, then, before any distribution or payment will be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the Class E preferred stock as to the distribution of assets upon the liquidation, dissolution or winding up of the company, but subject to the preferential rights of the holders of any other class or series of our capital stock ranking senior to the Class E preferred stock as to such distribution of assets, the holders of Class E preferred stock will be entitled to receive and to be paid out of our assets legally available for distribution to stockholders liquidating distributions in the amount of $         per share, plus an amount equal to all accrued and unpaid dividends to, but not including, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Class E preferred stock, as such, will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, our assets legally available for distribution to stockholders are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Class E preferred stock and the full amount of the liquidating distributions payable on all shares of any other classes or series of our capital stock ranking on a parity with the Class E preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the Class E preferred stock and all other such classes and series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Class E preferred stock and any other classes or series of our capital stock ranking on a parity with the Class E preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up, then our remaining assets will be distributed among the holders of any other classes or series of our capital stock ranking junior to the Class E preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up, according to their respective rights and preferences.

For purposes of the two preceding paragraphs, neither the consolidation or merger of the company with or into any other corporation, trust or entity, nor the sale, lease or conveyance of all or substantially all of our property or business, will be deemed to constitute a liquidation, dissolution or winding up of the company.

The information contained under this caption “—Liquidation Preference” supersedes and replaces, insofar as it concerns the Class E preferred stock, the discussion set forth in the accompanying prospectus under “Description of Capital Stock—Preferred Stock—Liquidation Preference.”

OPTIONAL REDEMPTION

The Class E preferred stock is not redeemable prior to                     , 2009, except that we will be entitled, pursuant to provisions of our charter, to redeem, repurchase or acquire shares of Class E preferred stock

Description of the Class E preferred stock

in order to preserve our status as a REIT for Federal income tax purposes or the status of the Operating Partnership as a partnership for Federal income tax purposes. For a description of these provisions, see “—Other” below and “ Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

On and after                     , 2009, we may, at our option upon not less than 30 nor more than 60 days’ prior written notice to the holders of the Class E preferred stock, redeem the Class E preferred stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share plus, except as described below with respect to redemption after a dividend record date and on or prior to the corresponding dividend payment date, accrued and unpaid dividends to, but not including, the date fixed for redemption.

Notwithstanding anything to the contrary in this prospectus supplement or in the accompanying prospectus, unless full cumulative dividends on the Class E preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (including, without limitation, any dividend period that terminates on the date of any redemption of shares of Class E preferred stock referred to below or on the date of any direct or indirect purchase or other acquisition of shares of Class E preferred stock referred to below, as the case may be), then

➢	no shares of Class E preferred stock will be redeemed unless all outstanding shares of Class E preferred stock are simultaneously redeemed; provided, however, that the foregoing will not prevent our redemption, repurchase or acquisition of shares of Class E preferred stock (a) to preserve our status as a REIT for Federal income tax purposes or the status of the Operating Partnership as a partnership for Federal income tax purposes or (b) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class E preferred stock, and

➢	we will not purchase or otherwise acquire directly or indirectly any shares of Class E preferred stock, except by conversion into or exchange for other capital stock ranking junior to the Class E preferred stock as to dividends and with respect to the distribution of assets upon our liquidation dissolution and winding up; provided, however, that the foregoing will not prevent our redemption, repurchase or acquisition of shares of Class E preferred stock (a) to preserve our status as a REIT for Federal income tax purposes or the status of the Operating Partnership as a partnership for Federal income tax purposes or (b) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class E preferred stock.

If fewer than all of the outstanding shares of Class E preferred stock are to be redeemed, the number of shares to be redeemed will be determined by us and the shares to be so redeemed will be selected by us pro rata from the holders of record of the Class E preferred stock in proportion to the number of shares held of record by the holders, as nearly as may be practicable without creating fractional shares, or by lot or by any other equitable method determined by us that will not result in the transfer of any shares of Class E preferred stock to a trust for the benefit of a charitable beneficiary as described in the accompanying prospectus under “Description of Capital Stock—Restrictions on Ownership and Transfer.” If fewer than all of the shares of Class E preferred stock represented by a stock certificate are to be redeemed, we will issue one or more new certificates for the unredeemed shares.

We will give notice of redemption by publication in The Wall Street Journal, or if such newspaper is not then published, a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Notice of redemption also will be mailed, not less than 30 nor more than 60 days

Description of the Class E preferred stock

prior to the applicable redemption date, to each holder of record of shares of Class E preferred stock at the holder’s address in our share transfer records. Each such notice shall state:

➢	the redemption price and the redemption date;

➢	the number of shares of Class E preferred stock to be redeemed;

➢	the place or places, which will include a place in the Borough of Manhattan, The City of New York, where the Class E preferred stock is to be surrendered for payment of the redemption price; and

➢	that dividends on the shares of Class E preferred stock to be redeemed will cease to accrue on the applicable redemption date.

If fewer than all of the outstanding shares of Class E preferred stock are to be redeemed, the notice mailed to each holder will also specify the number of shares to be redeemed from that holder. No failure to mail or defect in any mailed notice or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Class E preferred stock except as to the holder to whom notice was defective or not given.

If notice of redemption has been given and if funds necessary for such redemption have been irrevocably set aside in trust for the benefit of the holders of the shares of Class E preferred stock called for redemption, then from and after the date fixed for redemption, dividends will cease to accrue on the shares of Class E preferred stock so called for redemption, such shares of Class E preferred stock will no longer be deemed outstanding, and all rights of the holders of such shares of Class E preferred stock will terminate, except the right to receive the redemption price, including, if applicable, any accrued and unpaid dividends to, but not including, the redemption date.

If any redemption date is not a Business Day, then payment of the redemption price may be made on the next Business Day with the same force and effect as if made on the redemption date, and no interest, additional dividends or other sums will accrue on the amount payable from the redemption date to the next Business Day.

The holders of record of shares of Class E preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to those shares on the corresponding dividend payment date notwithstanding the redemption of those shares after that dividend record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that payment date. If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, the amount payable upon redemption will not include the dividend payable on that dividend payment date and the full amount of that dividend will instead be paid on the applicable dividend payment date to the holders of record on the corresponding dividend record date. Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Class E preferred stock called for redemption.

The Class E preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

The information under this caption “—Optional Redemption” supersedes and replaces, insofar as it concerns the Class E preferred stock, the discussion in the accompanying prospectus under “Description of Capital Stock—Preferred Stock—Redemption.”

Description of the Class E preferred stock

VOTING RIGHTS

Holders of Class E preferred stock will not have any voting rights, except as set forth in the articles supplementary creating the Class E preferred stock which terms are described below or as otherwise from time to time required by law.

Whenever dividends on any shares of Class E preferred stock are in arrears for six or more quarterly dividend periods, whether or not consecutive:

➢	The number of directors on the board of the company will automatically be increased by two, if not already increased by two by reason of the election of directors by the holders of any other class or series of our capital stock upon which like voting rights have been conferred and are exercisable and with which the Class E preferred stock is entitled to vote as a class with respect to the election of those two directors, and

➢	the holders of Class E preferred stock, voting together as single class with all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class E preferred stock in the election of those two directors, will be entitled to vote for the election of a total of two additional directors at a special meeting called by an officer of the company at the request of holders of record of at least 10% of the outstanding Class E preferred stock or by the holders of any such other class or series of our capital stock, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case the vote will be held at the earlier of the next annual or special meeting of our stockholders, and at each subsequent annual meeting, until all dividends accumulated on the Class E preferred stock and on any other class or series of our capital stock upon which like voting rights have been conferred for all prior dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment in full.

If and when full cumulative dividends on the Class E preferred stock for all prior dividend periods and the then current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the right of holders of Class E preferred stock to elect those two directors will cease and, unless there are other classes and series of our capital stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the two directors so elected will immediately and automatically terminate.

If a special meeting for the election of the additional directors is not called by one of our officers within 30 days after request, then the holders of record of at least 10% of the outstanding shares of Class E preferred stock may designate a holder of Class E preferred stock to call that meeting at our expense. At all times that the voting rights described above are exercisable, the holders of Class E preferred stock will have access to our stock transfer records. We will pay all costs and expenses of calling and holding any meeting and of electing directors as described above.

So long as any shares of Class E preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Class E preferred stock outstanding at the time, given in person or by proxy either in writing or at a meeting, with the Class E preferred stock voting separately as a class,

➢	authorize, create or issue, or increase the authorized or issued amount of, any class or series of our capital stock ranking senior to the Class E preferred stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized

Description of the Class E preferred stock

capital stock into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares; or

➢	amend, alter or repeal the provisions of our charter, including, without limitation, the articles supplementary creating the Class E preferred stock, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Class E preferred stock; provided, however, with respect to the occurrence of any Event, so long as shares of Class E preferred stock remain outstanding or are converted into like securities of the surviving entity, in each case with the preferences, rights, privileges, voting powers and other terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity and that the surviving entity may be a non-corporate entity, such as a limited liability company, limited partnership or business trust, in which case the Class E preferred stock would be converted into an equity interest, other than capital stock, having preferences, rights, privileges, voting powers and other terms which are materially unchanged from those of the Class E preferred stock, the occurrence of such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class E preferred stock; and provided further that any increase in the amount of authorized preferred stock or common stock or increase in the amount of authorized shares of Class E preferred stock or the creation, issuance or increase in the amount of authorized shares of any other class or series of capital stock, in each case ranking on a parity with or junior to the Class E preferred stock as to dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Class E preferred stock have been redeemed or called for redemption and sufficient funds will have been deposited in trust to effect such redemption.

In any matter in which the Class E preferred stock is entitled to vote, including any action by written consent, each share of Class E preferred will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Class E preferred stock as a single class on any matter, the Class E preferred stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued dividends).

The description of the voting rights set forth above supersedes and replaces, insofar as it concerns the Class E preferred stock, the discussion set forth in the accompanying prospectus under “Description of Capital Stock—Preferred Stock—Voting Rights.”

OTHER

The Class E preferred stock will not be exchangeable for or convertible into any other property or securities. The Class E preferred stock will not be entitled to any preemptive rights.

Except as expressly stated in the articles supplementary classifying the Class E preferred stock, the holders of the Class E preferred stock will not have any relative, participating, optional or other special voting rights or powers, and the consent of such holders shall not be required for the taking of any corporate actions.

Description of the Class E preferred stock

RESTRICTIONS ON OWNERSHIP AND TRANSFER

Our charter contains certain provisions intended, among other purposes, to help preserve our status as a REIT for Federal income tax purposes and the status of the Operating Partnership as a partnership for Federal income tax purposes. Our board of directors may grant an exemption from the restrictions on ownership of Class E preferred stock to one or more purchasers in the offering if it is satisfied, based, in part, on representations by such purchaser(s), that such exemption would not jeopardize Host Marriott’s status as a REIT. Our board of directors, or a committee thereof, is authorized to take such actions as it deems advisable to refuse to give effect to or to prevent transfers of capital stock which would endanger our status as a REIT or the status of the Operating Partnership as a partnership. Such actions could include, among other things, causing us to redeem shares of our capital stock, including Class E preferred stock, refusing to give effect to transfers of our capital stock, including Class E preferred stock, on our books or instituting proceedings to enjoin such transfers. In the event of any such redemption of Class E preferred stock, the redemption price will be $25.00 per share plus accrued and unpaid dividends unless the redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, in which case the amount payable upon redemption will not include the dividend payable on that dividend payment date and the full amount of that dividend will instead be paid on the applicable dividend payment date to the holder of record on the corresponding dividend record date.

In addition to the above powers of our board of directors, or a committee thereof, other provisions of our charter which are described in the accompanying prospectus under “Description of Capital Stock—Restrictions on Ownership and Transfer” apply irrespective of any action or inaction by the board of directors or a committee thereof. The Class E preferred stock will be subject to such provisions. All certificates representing shares of Class E preferred stock will bear a legend referring to these restrictions.

Supplemental federal income tax considerations

The following summary describes the United States Federal income tax considerations anticipated to be material to purchasers of our Class E preferred stock. This summary is based on:

➢	the Internal Revenue Code;

➢	the legislative history of the Internal Revenue Code;

➢	final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

➢	administrative pronouncements and practices of the Internal Revenue Service; and

➢	court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the Class E preferred stock, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

This summary is for general information only and is not tax advice. This summary deals only with Class E preferred stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign income tax laws may differ substantially from the corresponding Federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the Federal income tax law, except to the extent discussed under the headings “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-United States Stockholders” or where specifically noted. Holders receiving special treatment include, without limitation:

➢	financial institutions, banks and thrifts;

➢	insurance companies;

➢	“S” corporations;

➢	regulated investment companies and REITs;

➢	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

➢	dealers in securities or currencies;

➢	persons holding Class E preferred stock as a hedge against currency risks or as a position in a straddle; or

➢	United States persons whose functional currency is not the United States dollar.

Supplemental federal income tax considerations

In addition, if an entity treated as a partnership for United States Federal income tax purposes holds our Class E preferred stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class E preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class E preferred stock.

This discussion does not address any aspects of Federal income taxation relating to us or our election to be taxed as a REIT, except that the information appearing below under “—Proposed Tax Legislation Related to the Discussion of Our Election to be Taxed as a REIT Incorporated by Reference into the Accompanying Prospectus” is a summary of certain United States Federal income tax considerations related to our REIT election that supplements the information set forth in our Current Report on Form 8-K filed on March 5, 2004 (the “Tax Disclosure Form 8-K) and incorporated by reference into the accompanying prospectus. A summary of material U.S. Federal income tax considerations relating to our taxation as a real estate investment trust and the ownership and disposition of our equity securities is set forth in the Tax Disclosure Form 8-K and incorporated by reference into the accompanying prospectus. You are urged to review such summary and to consult your tax advisor regarding the tax consequences to you of:

➢	the acquisition, ownership and sale of our Class E preferred stock, including the Federal, state, local, foreign and other tax consequences;

➢	our election to be taxed as a REIT for Federal income tax purposes; and

➢	potential changes in the tax laws.

TAXATION OF UNITED STATES STOCKHOLDERS

When we use the term “United States stockholder,” we mean a holder of shares of our Class E preferred stock who is, for United States Federal income tax purposes:

➢	a citizen or resident of the United States;

➢	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

➢	an estate the income of which is includible in gross income for United States Federal income tax purposes regardless of its source; or

➢	a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, some trusts in existence on August 20, 1996 and treated as United States persons prior to that date and that elected to continue to be treated as United States persons shall also be considered United States stockholders.

DISTRIBUTIONS GENERALLY

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary

Supplemental federal income tax considerations

income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual United States stockholders. See “Material Federal Income Tax Considerations— Taxation of Taxable U.S. Shareholders—Distributions Generally,” “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Qualified Dividend Income” and “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Sunset of Reduced Tax Rate Provisions” set forth in Tax Disclosure Form 8-K, incorporated by reference into the accompanying prospectus. For purposes of determining whether distributions to holders of Class E preferred stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States stockholder. This treatment will reduce the adjusted tax basis which the United States stockholder has in its shares of Class E preferred stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

CAPITAL GAIN DISTRIBUTIONS

Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or exchange of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described under the heading “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Capital Gain Distributions; Retained Net Capital Gains,” in the Tax Disclosure Form 8-K incorporated by reference into the accompanying prospectus, these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

If we properly designate any portion of a dividend as a capital gain dividend, then we will allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our Class E preferred stock in proportion to the amount that our total dividends, as determined for United States Federal income tax purposes, paid or made available to the holders of our Class E preferred stock for the year bears to the total dividends, as determined for United States Federal income tax purposes, paid or made available to holders of all classes of our stock for the year. In addition, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Supplemental federal income tax considerations

RETENTION OF NET CAPITAL GAINS

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we designate, a United States stockholder generally would:

➢	include its proportionate share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

➢	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

➢	be allowed a credit or refund (as the case may be) for the amount of tax deemed paid by it;

➢	increase the adjusted basis in the Class E preferred stock by the difference between the amount of includible gains and the tax deemed to have been paid by it; and

➢	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS

Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

DISPOSITIONS OF CLASS E PREFERRED STOCK

If a United States stockholder sells or disposes of its shares of Class E preferred stock to a person other than us, it will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. Except as provided below, this gain or loss will be long-term capital gain or loss if the holder has held the Class E preferred stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of Class E preferred stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us that it was required to treat as long-term capital gains.

REDEMPTION OF CLASS E PREFERRED STOCK

A redemption of shares of the Class E preferred stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in

Supplemental federal income tax considerations

Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

➢	is “substantially disproportionate” with respect to the United States stockholder;

➢	results in a “complete termination” of the United States stockholder’s stock interest in us; or

➢	is “not essentially equivalent to a dividend” with respect to the United States stockholder,

all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares of capital stock, including common stock, the Class E preferred stock and other equity interests in us, considered to be owned by the United States stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the United States stockholder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the United States stockholder depends upon the facts and circumstances at the time that the determination must be made, United States stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the Class E preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” In addition, the United States stockholder’s adjusted basis in the redeemed shares of the Class E preferred stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a United States stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. If a redemption of shares of the Class E preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Class E Preferred Stock.”

BACKUP WITHHOLDING

We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

TAXATION OF TAX-EXEMPT STOCKHOLDERS

Except as described below, dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade

Supplemental federal income tax considerations

or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder. For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of such REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

The preceding discussion does not address the rules governing United States Federal income taxation of the ownership and disposition of our Class E preferred stock by persons that are non-United States stockholders. When we use the term “non-United States stockholder” we mean stockholders who are not United States stockholders as described above in “—Taxation of United States Stockholders.” In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Class E preferred stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder’s country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the United States Federal income tax consequences to them of an acquisition of shares of our Class E preferred stock, including the United States Federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

Your state and local tax treatment of the ownership and disposition of Class E preferred stock may not conform to the United States Federal income tax consequences summarized above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in our Class E preferred stock.

PROPOSED TAX LEGISLATION RELATED TO THE DISCUSSION OF OUR ELECTION TO BE TAXED AS A REIT INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS

Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus supplement, this proposed

Supplemental federal income tax considerations

legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

➢	As discussed in the Tax Disclosure Form 8-K, which is incorporated by reference into the accompanying prospectus under the heading “Material Federal Income Tax Considerations—Federal Income Taxation of Host Marriott—Asset Tests Applicable to REITs,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

➢	The proposed legislation would expand the “straight debt safe harbor” under which certain types of securities are disregarded when calculating the 10% of value limitation described above.

➢	The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described under the heading “Material Federal Income Tax Considerations—Federal Income Taxation of Host Marriott—Income Tests Applicable to REITs,” in the Tax Disclosure Form 8-K incorporated by reference into the accompanying prospectus, and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation.

As of the date of this prospectus supplement, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form, if at all.

Underwriting

We and the underwriters for this offering named below have entered into an underwriting agreement concerning the shares of our Class E preferred stock being offered hereby. Subject to conditions, each underwriter has severally agreed to purchase the number of shares of our Class E preferred stock indicated in the following table. UBS Securities LLC and Bear, Stearns & Co. Inc. are the representatives of the underwriters.

Underwriters	Number of Shares

UBS Securities LLC
Bear, Stearns & Co. Inc.
Deutsche Bank Securities
Legg Mason Wood Walker, Incorporated
Stifel, Nicolaus & Company, Incorporated
Wells Fargo Securities, LLC
Total	3,000,000

If the underwriters sell more shares of our Class E preferred stock than the total number set forth in the table above, the underwriters have a 30-day option to purchase up to an additional 450,000 shares of our Class E preferred stock from us at the public offering price less the underwriting discount and commissions to cover these sales. If any shares of our Class E preferred stock are purchased under this option, the underwriters will severally purchase shares of our Class E preferred stock in approximately the same proportion as set forth in the table above.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 450,000 shares of our Class E preferred stock.

	No exercise	Full exercise

Per share	$	$

Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

Shares of our Class E preferred stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares of our Class E preferred stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Any of these securities dealers may resell any shares of our Class E preferred stock purchased from the underwriters to other brokers or dealers at a discount of up to $         per share from the public offering price. If all the shares of our Class E preferred stock are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

In connection with this offering, the underwriters may purchase and sell shares of our Class E preferred stock in the open market. These transactions may include stabilizing transactions, short sales and

Underwriting

purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class E preferred stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our Class E preferred stock than they are required to purchase in the offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of our Class E preferred stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our Class E preferred stock in the open market. In determining the source of shares of our Class E preferred stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our Class E preferred stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our Class E preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class E preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our Class E preferred stock sold by or for the account of that underwriter in stabilizing or short covering transaction.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our Class E preferred stock. As a result, the price of our Class E preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE or otherwise.

We have agreed that, without the prior written consent of UBS Securities LLC and Bear, Stearns & Co. Inc., we will not, during the period ending 30 days after the date of this prospectus supplement:

•	offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class E preferred stock or other preferred stock, any shares of any other class or series of our capital stock which is substantially similar to the Class E preferred stock, any preferred securities of a subsidiary trust or similar financing vehicle or any depositary shares or depositary receipts representing or evidencing any of the foregoing, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Class E preferred stock or other preferred stock, any shares of any other class or series of our capital stock which is substantially similar to the Class E preferred stock, any preferred securities of a subsidiary trust or similar financing vehicle or any depositary shares or depositary receipts representing or evidencing any of the foregoing or any securities convertible into or exercisable or exchangeable for any of the foregoing;

whether any transaction described above is to be settled by delivery of Class E preferred stock, other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to the sale of shares of Class E preferred stock to the underwriters.

Underwriting

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of the Securities Act.

We expect that the delivery of the Class E preferred stock will be made against payment therefore on or about the closing date specified on the cover page of this prospectus supplement, which will be the 20th business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Class E preferred stock before the third business day prior to the closing date specified on the cover page of this prospectus supplement will be required, by virtue of the fact that the normal settlement date for that trade would occur prior to the closing date for the issuance of the Class E preferred stock, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Each of the underwriters in this offering has in the past provided and may in the future from time to time provide investment banking and other services to us, including the provision of advisory service.

Legal matters

Latham & Watkins LLP, Washington, D.C., will pass upon certain matters relating to this offering for us. Hogan & Hartson L.L.P., Washington, D.C., will pass upon certain tax matters relating to our qualification as a REIT for us. Venable LLP, Baltimore, Maryland, will pass upon certain matters of Maryland law for us. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, represented the underwriters in this offering.

Independent registered public accounting firm

The consolidated financial statements of Host Marriott Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, incorporated by reference into this prospectus supplement, have been audited by KPMG LLP, independent registered public accounting firm, as stated in our current report on Form 8-K, which contains an explanatory paragraph that indicates our adoption of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” on January 1, 2002, as discussed in note 1 to our consolidated financial statements.

PROSPECTUS

$1,000,000,000

Host Marriott Corporation

Common Stock, Preferred Stock, Depositary Shares,

Warrants and Subscription Rights

By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	our warrants exercisable for common stock, preferred stock or depositary shares; and

•	subscription rights evidencing the right to purchase any of the above securities.

The offered securities have an aggregate initial offering price of $1,000,000,000. We may offer the offered securities, separately or together, in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus, which terms will include:

•	in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; in the case of our depositary shares, the fractional share of preferred shares represented by such depositary share; and

•	in the case of our common stock, any initial public offering price; in the case of warrants to purchase our common shares, the duration, offering price, exercise price and detachability.

In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case, as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for Federal income tax purposes.

Each prospectus supplement will also contain information, where applicable, about the United States Federal income tax considerations of, and any exchange listing of, the securities covered by the prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “HMT”. On April 14, 2004, the last reported sale price of our common stock was $11.78 per share.

Our Securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is April 19, 2004.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

As used in this prospectus and in any accompanying prospectus supplement, references to “we,” “our,” the “company” and “Host Marriott” and similar references are to Host Marriott Corporation, a Maryland corporation, and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References to the “Operating Partnership” are to Host Marriott, L.P., a Delaware limited partnership.

RISK FACTORS

Prospective investors should carefully consider, among other factors, the material risks described below.

Risks of Ownership of our Common Stock

There are limitations on the acquisition of our common stock and changes in control. Our charter and bylaws, the partnership agreement of the Operating Partnership, our stockholder rights plan and the Maryland General Corporation Law contain a number of provisions, the exercise of which could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

• Ownership limit. The 9.8% ownership limit described under “Risk Factors—Risks of Ownership of our Common Stock—There are possible adverse consequences of limits on ownership of our common stock” may have the effect of precluding a change in control of us by a third party without the consent of our Board of Directors, even if the change in control would be in the interest of our stockholders, and even if the change in control would not reasonably jeopardize our real estate investment trust, or “REIT,” status.

• Staggered board. Our charter provides that our number of directors may be increased or decreased according to our bylaws, provided that the total number of directors is not less than three nor more than 13. Pursuant to our bylaws, the number of directors will be fixed by our Board of Directors within the limits in our charter. Our Board of Directors is divided into three classes of directors. Directors for each class are chosen for a three-year term when the term of the current class expires. The staggered terms for directors may affect stockholders’ ability to effect a change in control of us, even if a change in control would be in the interest of our stockholders. Currently, there are seven directors.

• Removal of board of directors. Our charter provides that, except for any directors who may be elected by holders of a class or series of shares of capital stock other than our common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders, by at least two-thirds of all the votes entitled to be cast in the election of directors.

• Preferred shares; classification or reclassification of unissued shares of capital stock without stockholder approval. Our charter provides that the total number of shares of stock of all classes that we have authority to issue is 800,000,000, initially consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. Our Board of Directors has the authority, without a vote of stockholders, to classify or reclassify any unissued shares of stock, including common stock into preferred stock or vice versa, and to establish the preferences and rights of any preferred or other class or series of shares to be issued. The issuance of preferred shares or other shares having special preferences or rights could delay, defer or prevent a change in control even if a change in control would be in the interests of our stockholders. Because our Board of Directors has the power to establish the preferences and rights of additional classes or series of shares without a stockholder vote, our Board of Directors may give the holders of any class or series preferences, powers and rights, including voting rights, senior to the rights of holders of our common stock.

• Consent rights of the limited partners. Under the partnership agreement of the Operating Partnership, we generally will be able to merge or consolidate with another entity with the consent of partners holding limited percentage interests that are more than 50% of the aggregate percentage interests of the outstanding limited partnership interests entitled to vote on the merger or consolidation, including any limited partnership interests held by us, as long as the holders of limited partnership interests either receive or have the right to receive the same consideration as our stockholders. We, as holder of a majority of the limited partnership interests, would be able to control the vote. Under our charter, holders of at least two-thirds of our outstanding shares of common stock generally must approve the merger or consolidation.

• Maryland business combination law. Under the Maryland General Corporation Law, specified “business combinations,” including specified issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation’s then outstanding shares, or an “interested stockholder,” or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any of these specified business combinations must be approved by 80% of the votes entitled to be cast by the holders of outstanding voting shares and by two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares held by an interested stockholder unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder. We are subject to the Maryland business combination statute.

• Maryland control share acquisition law. Under the Maryland General Corporation Law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or over which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to specified exceptions. We are subject to these control share provisions of Maryland law.

• Merger, consolidation, share exchange and transfer of our assets. Pursuant to our charter, subject to the terms of any outstanding class or series of capital stock, we can merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer our assets within the meaning of the Maryland General Corporation Law if approved (1) by our Board of Directors in the manner provided in the Maryland General Corporation Law and (2) by our stockholders holding two-thirds of all the votes entitled to be cast on the matter, except that any merger of us with or into a trust organized for the purpose of changing our form of organization from a corporation to a trust requires only the approval of our stockholders holding a majority of all votes entitled to be cast on the merger. Under the Maryland General Corporation Law, specified mergers may be approved without a vote of stockholders and a share exchange is only required to be approved by a Maryland corporation by its Board of Directors if the corporation is the successor. Our voluntary dissolution also would require approval of stockholders holding two-thirds of all the votes entitled to be cast on the matter.

• Amendments to our charter and bylaws. Our charter contains provisions relating to restrictions on transferability of our common stock, the classified Board of Directors, fixing the size of our Board of Directors within the range set forth in our charter, removal of directors and the filling of vacancies, all of which may be amended only by a resolution adopted by the Board of Directors and approved by our stockholders holding two-thirds of the votes entitled to be cast on the matter. Any amendments of these provisions of our charter (setting forth the necessary approval requirements) also would require action of our Board of Directors and the approval by stockholders holding two-thirds of all the votes entitled to be cast on the matter. As permitted under the Maryland General Corporation Law, our bylaws provide that directors have the exclusive right to amend our bylaws.

• Stockholder rights plan. We adopted a stockholder rights plan which provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a newly created class or series of junior preferred shares, subject to our ownership limit described below. The preferred share purchase rights are triggered by the earlier to occur of (1) ten days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 20% or more of our outstanding common stock. The exercise of the preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors.

There are possible adverse consequences of limits on ownership of our common stock. To maintain our qualification as a REIT for Federal income tax purposes, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities. In addition, a person who owns, directly or by attribution, 10% or more of an interest in a tenant of ours, or a tenant of any partnership in which we are a partner, cannot own, directly or by attribution, 10% or more of our shares without jeopardizing our qualification as a REIT. Primarily to facilitate maintenance of our qualification as a REIT for Federal income tax purposes, the ownership limit under our charter prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person or persons acting as a group, of more than 9.8% of the issued and outstanding shares of our common stock, subject to an exception for shares of our common stock held prior to our conversion into a REIT (referred to as the “REIT conversion”) so long as the holder would not own more than 9.9% in value of our outstanding shares after the REIT conversion, and prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person, or persons acting as a group, of more than 9.8% of the issued and outstanding shares of any class or series of our preferred shares or any other class or series of stock. Together, these limitations are referred to as the “ownership limit.”

Our Board of Directors, in its sole and absolute discretion, may waive or modify the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if the Board of Directors is satisfied, based upon information required to be provided by the party seeking the waiver and, if it determines necessary or advisable, upon an opinion of counsel satisfactory to our Board of Directors, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning shares in excess of the ownership limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize our status as a REIT for Federal income tax purposes (for example, by causing any of our tenants to be considered a “related party tenant” for purposes of the REIT qualification rules). Common stock acquired or held in violation of the ownership limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person who acquired the common stock in violation of the ownership limit will not be entitled to any distributions thereon, to vote those shares of common stock or to receive any proceeds from the subsequent sale of the common stock in excess of the lesser of the price paid for the common stock or the amount realized from the sale. A transfer of shares of our common stock to a person who, as a result of the transfer, violates the ownership limit may be void under certain circumstances, and, in any event, would deny that person any of the economic benefits of owning shares of our common stock in excess of the ownership limit. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the stockholders’ ability to realize a premium over the then-prevailing market price for our common stock in connection with such transaction.

Shares of our common stock that are or become available for sale could affect the price for shares of our common stock. Sales of a substantial number of shares of our common stock, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock. In addition, holders of units of limited partnership interest in the Operating Partnership (referred to as “OP Units”), whose OP Units are redeemed by the Operating Partnership in exchange for common stock, will be able to sell those shares freely, unless the person is our affiliate and resale of the affiliate’s shares is not covered by an effective registration statement. Further, a substantial number of shares of our common stock have been and will be issued or reserved for issuance from time to time under our employee benefit plans, including shares of our common stock reserved for options, or pursuant to securities we may issue that are convertible into shares of our common stock or securities (other than OP Units) that the Operating Partnership has issued that are exchangeable for shares of our common stock. These shares of common stock would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. As of April 14, 2004, (i) there are approximately 23 million OP Units outstanding, all of which are currently redeemable, and (ii) there are outstanding $500 million aggregate principal amount of 3.25% Exchangeable Senior Debentures of the Operating Partnership exchangeable under certain conditions for shares of our common stock at a price of approximately $18.30 per share. Moreover, additional shares of our common stock issued by us would be available in the future for sale in the public markets. We can make no prediction about the effect that future sales of our common stock would have on the market price of our common stock.

Our earnings and cash distributions will affect the market price of shares of our common stock. We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of our common stock. Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

Market interest rates may affect the price of shares of our common stock. We believe that one of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher distribution rate. Thus, higher market interest rates could cause the market price of our shares to go down.

Financial Risks and Risks of Operation

We depend on external sources of capital for future growth and we may be unable to access capital when necessary. Unlike corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because we are generally required to distribute to our stockholders at least 90% of our taxable income in order to qualify as a REIT, including taxable income we recognize for tax purposes but with regard to which we do not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors many of which are outside of our control, including, without limitation, declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse affect on our ability to finance our future growth.

We have substantial leverage. We have a significant amount of indebtedness and that could have important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our stockholders and other general purposes. Additionally, our high level of indebtedness could:

• limit our ability in the future to undertake refinancings of our indebtedness or obtain financing for expenditures, acquisitions, development or other general corporate or business purposes; or

• affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	the sale of our equity;

•	the incurrence of additional permitted indebtedness by the Operating Partnership; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan.

Our revenues and the value of our properties are subject to conditions affecting the lodging industry. The lodging industry has experienced a difficult period, and operations have generally been declining for the past several years, which has caused declines in our revenue per available room, or RevPAR, and profit margins. The decline in the lodging industry has been attributed to a number of factors including a weak economy, the effect of terror alerts and potential terrorist activity in the United States and the war in Iraq, all of which have changed the travel patterns of both business and leisure travelers. It is not clear whether these changes are permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast we make regarding our results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	reduced demand and increased operating costs and other conditions resulting from terrorist threats;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Our expenses may not decrease if our revenue drops. Many of the expenses associated with owning and operating hotels, such as debt payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the property. Because of weak economic conditions over the last several years, particularly in the lodging industry, we have been working with our managers to reduce the operating costs of our hotels. While we have achieved reductions in operating costs as a result of these efforts, further cost reductions could be difficult to achieve if operating levels continue to decline. Some of the cost reduction efforts undertaken may eventually need to be reversed even if operations remain at reduced levels. Regardless of these efforts to reduce costs, our expenses will be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. Our managers may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of our business and the value of our hotel properties.

Our revenues may be affected by increased use of reservation systems based on the Internet. Although a majority of the room reservations made on the Internet are made through websites maintained by our managers, a growing number of reservations are also made through independent Internet sites. These independent Internet sites often purchase room reservations at a negotiated discount from participating properties, which could result in lower average room rates compared to the room rates offered by the manager on its website. While we do not believe that price is the only factor considered when choosing our properties, if the room rate available to consumers using the independent Internet sites were to be significantly lower than those offered by our managers on their websites our revenues and results of operations could be adversely affected.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties. As of April 14, 2004, forty-four of our hotels are subject to ground leases. These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

We do not control our hotel operations and we are dependent on the managers of our hotels. Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we lease substantially all of our full-service properties to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and our taxable REIT subsidiaries retain third-party managers to manage our hotels pursuant to management agreements. Our income from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they fail to maintain a quality brand name. While our taxable REIT subsidiaries monitor the hotel managers’ performance, we have limited specific recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate such a dispute. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our hotel managers manage, and in some cases own or have invested in, hotels that compete with our hotels, which may result in conflicts of interest. As a result, our managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks. The documents governing the terms of the senior notes and credit facility of the Operating Partnership contain covenants that place restrictions on us and our subsidiaries. The activities upon which such restrictions exist include, but are not limited to:

•	acquisitions, mergers and consolidations;

•	the incurrence of additional debt;

•	the creation of liens;

•	the sale of assets;

•	capital expenditures;

•	raising capital from the issuance of certain types of mandatorily redeemable capital stock;

•	the payment of dividends; and

•	transactions with affiliates.

In addition, certain covenants in the credit facility of the Operating Partnership require it and our other subsidiaries to meet financial performance tests. The restrictive covenants in the indenture, the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. The Operating Partnership’s failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt.

Our mortgage debt contains provisions that may reduce our liquidity. Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. When such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may be material and may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

Our future cash distributions on preferred and common stock may be limited by the terms of our indebtedness and in addition, our ability to pay dividends on our common stock may be further limited by the terms of our preferred stock. Under the terms of our credit facility and our senior notes indenture, distributions to us by the Operating Partnership, which we depend upon in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distributions, the Operating Partnership can satisfy certain financial covenant tests and meet other requirements. For example, to make distributions to us, the Operating Partnership must in general have a consolidated coverage ratio (measuring the pro forma ratio of its consolidated EBITDA to its consolidated interest expense) of 2.0 to 1.0 or greater. In addition, the aggregate amount of all of our debt, not including our convertible preferred securities must be less than or equal to 65% of our total assets plus accumulated depreciation. If it fails to meet these requirements, the Operating Partnership will only be able to make cash distributions to us, subject to compliance with certain other requirements, in the amounts required to maintain our qualification as a REIT. We are currently required to distribute to our stockholders at least 90% of our taxable income to maintain our status as a REIT. As of December 31, 2003, we remained under the 2.0 to 1.0 EBITDA-to-interest coverage ratio. Accordingly, we will be able to pay dividends only to the extent that we have taxable income and are required to make distributions to maintain our status as a REIT.

Under the terms of each of our class A, class B, class C and class D cumulative redeemable preferred stock, we are not permitted to pay dividends on our common stock unless cumulative dividends have been paid (or funds for payment have been set aside for payment) on each such class of preferred stock. Therefore, our ability to pay a dividend on our common stock is subject to our having previously paid all cumulative dividends accrued on our outstanding classes of preferred stock. Our ability to pay dividends on our preferred and common stock is also limited by the terms of our convertible preferred securities.

The payment of any dividends on either common or preferred shares depends on operating performance and its impact on taxable income and whether our EBITDA-to-interest ratio is below 2.0 to 1.0 coverage for the fiscal year. We cannot provide assurance that our operations will be sufficient to permit us to pay a dividend on our common stock or preferred stock.

Rating Agency downgrades may increase our cost of capital. Both our senior notes and our preferred stock are rated by independent rating agencies, such as Moody’s and Standard & Poor’s. These rating agencies may elect to downgrade their ratings on our corporate debt and our preferred stock at any time. These downgrades negatively affect our access to the capital markets and increase our cost of capital.

Our management agreements could impair the sale or financing of our hotels. Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell any of the properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, we would be prohibited from taking actions in our best interest without breaching the management agreement.

The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels. For reasons relating to tax considerations of the former and current owners of nine hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. We anticipate that, in specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods.

We may be unable to sell properties because real estate investments are illiquid. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, there are limitations under the Federal tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets.

We depend on our key personnel. Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Litigation judgments or settlements could have a material adverse effect on our financial condition. We are a party to various lawsuits, including lawsuits relating to our conversion into a REIT. While we and the other defendants to such lawsuits believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. If any of the lawsuits were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts. Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often share control over the operation of the joint venture assets. For example, we entered into a joint venture with Marriott International that owns two limited partnerships holding, in the aggregate, 120 Courtyard by Marriott hotels. Subsidiaries of Marriott International manage these Courtyard by Marriott hotels and other subsidiaries of Marriott International serve as ground lessors and mezzanine lender to the partnerships. Actions by a co-venturer could subject the assets to additional risk, including:

•	our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals;

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	our co-venturer could go bankrupt, leaving us liable for its share of joint venture liabilities.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent.

Environmental problems are possible and can be costly. We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly. Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Future terrorist attacks or changes in terror alert levels could adversely affect us. Previous terrorist attacks in the United States have adversely affected the travel and hospitality industries, including the full-service portion of the hotel industry. The impact which terrorist attacks in the United States or elsewhere could have on our business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and on our results of operations and financial condition as a whole.

Some potential losses are not covered by insurance. We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, our “all-risk” property policies provide that coverage is available on a per occurrence basis and that, for each occurrence, there is an overall limit as well as various sub-limits on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case of our hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. That means that, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel will only receive a proportional share of the amount of insurance proceeds provided for under the policy. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against. If any such risk were to materialize and materially adversely affect one or more of our properties, we would likely not be able to recover our losses.

We may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future. As a result of the September 11, 2001 terrorist attacks, most insurers ceased to offer terrorism coverage in conjunction with “all-risk” property policies (described below), and the main source of property terrorism coverage became separate “standalone” terrorism insurance policies offering limited coverage amounts with high premium levels. We have procured such standalone terrorism coverage, which is subject to annual aggregate limits which fall below the full replacement cost of certain high value properties, and with more limited coverage than the all-risk program shared among various hotels.

On November 26, 2002, the Federal Terrorism Risk Insurance Act of 2002 (TRIA) required all-risk and liability insurers who had excluded or limited terrorism coverage to remove the exclusion in exchange for requiring insureds to pay an additional premium for the coverage within a specified time period. Because our liability policies generally offered terrorism coverage, TRIA mainly impacts our all-risk insurance.

We, through Marriott International and our broker for certain of our non-Marriott International properties, purchased the additional TRIA terrorism coverage. The original standalone policies were allowed to expire. This terrorism coverage, compared to standalone coverage, offers the higher limits and more comprehensive coverage associated with our all-risk programs. However, as noted above, the all-risk program also has limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. All-risk insurers also only have to provide TRIA-related coverage for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Further, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests, as our coverage for such incidents is limited to that provided by a new standalone program, or an endorsement to the policy covering our non-Marriott properties, and their aggregate limits. In addition, property damage related to war and to nuclear incidents is excluded under our standalone terrorism policy. The all-risk policy also excludes coverage for chemical and biological incidents, and it is unclear whether these incidents would be covered under our other standalone policy. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. In addition, TRIA terminates on December 31, 2005, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Federal Income Tax Risks

Recent changes in taxation of corporate dividends may adversely affect the value of our stock. While corporate dividends have traditionally been taxed at ordinary income rates, dividends received by individuals through December 31, 2008 from regular C corporations generally will be taxed at the maximum capital gains tax rate of 15% as opposed to the maximum ordinary income tax rate of 35%. REIT dividends are not eligible for the lower capital gains rates, except in certain circumstances where the dividends are attributable to income that has been subject to corporate-level tax. While the earnings of a REIT that are distributed to its stockholders generally will be subject to less Federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, this difference in the taxation of dividends could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of REITs. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, this difference in the taxation of dividends may have on the value of the stock of REITs, either in terms of price or relative to other potential investments.

To qualify as a REIT, we are required to distribute at least 90% of our taxable income, irrespective of our available cash or outstanding obligations. To continue to qualify as a REIT, we currently are required to distribute to our stockholders with respect to each year at least 90% of our taxable income, excluding net capital gain. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by us with respect to the calendar year are less than the sum of 85% of our ordinary income and 95% of our capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. We intend to make distributions, subject to the availability of cash and in compliance with any debt covenants, to our stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the Operating Partnership. However, there are differences in timing between our recognition of taxable income and our receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by cash flow to us. Due to some transactions entered into in years prior to the REIT conversion, we could recognize substantial amounts of “phantom” income. It is possible that these timing differences could require us to borrow funds or to issue additional equity to enable us to meet the distribution requirement and, therefore, to maintain our REIT status, and to avoid the nondeductible excise tax. In addition, because the REIT distribution requirements prevent us from retaining earnings, we will generally be required to refinance debt that matures with additional debt or equity. We cannot assure you that any of the sources of funds, if available at all, would be sufficient to meet our distribution and tax obligations.

Adverse tax consequences would apply if we failed to qualify as a REIT. We believe that we have been organized and have operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year beginning January 1, 1999, and we currently intend to continue to operate as a REIT during future years. No assurance can be provided, however, that we qualify as a REIT or that new legislation, treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of our REIT qualification. If we fail to qualify as a REIT, we will not be allowed to take a deduction for distributions to stockholders in computing our taxable income, and we will be subject to Federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to statutory relief, we would not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost. Any determination that we do not qualify as a REIT would have a materially adverse effect on our results of operations and could reduce the value of our common stock materially. The additional tax liability to us for the year or years in which we did not qualify would reduce our net earnings available for investment, debt service or distribution to our stockholders. Furthermore, we would no longer be required to make any distributions to stockholders as a condition to REIT qualification and all of our distributions to stockholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, or “E&P.” This means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Internal Revenue Code. Our failure to qualify as a REIT also would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under our outstanding debt securities.

We will be disqualified as a REIT at least for taxable year 1999 if we failed to distribute all of our E&P attributable to our non-REIT taxable years. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed E&P that is attributable to one of our non-REIT taxable years. A REIT has until the close of its first taxable year as a REIT in which it has non-REIT E&P to distribute its accumulated E&P. We were required to have distributed this E&P prior to the end of 1999, the first taxable year for which our REIT election was effective. If we failed to do this, we will be disqualified as a REIT at least for taxable year 1999. We believe that distributions of non-REIT E&P that we made were sufficient to distribute all of the non-REIT E&P as of December 31, 1999, but we cannot provide assurance that we met this requirement.

If our leases are not respected as true leases for Federal income tax purposes, we would fail to qualify as a REIT. To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be passive income, like rent. For the rent paid pursuant to the leases, which constitutes substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for Federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. In addition, the lessees must not be regarded as related party tenants, as defined in the Internal Revenue Code. We believe that the leases will be respected as true leases for Federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. We also believe that Crestline, the lessee of substantially all of our full service hotels prior to January 1, 2001, was not a related party tenant and, as a result of changes in the tax laws effective January 1, 2001, HMT Lessee, LLC, or HMT Lessee, will not be treated as a related party tenant so long as it qualifies as a taxable REIT subsidiary. If the leases were not respected as true leases for federal income tax purposes or if the lessees were regarded as related party tenants, we would not be able to satisfy either of the two gross income tests applicable to REITs and we would lose our REIT status. See “Risk Factors—Federal Income Tax Risks—Adverse tax consequences would apply if we failed to qualify as a REIT” above.

If HMT Lessee fails to qualify as a taxable REIT subsidiary, we would fail to qualify as a REIT. For our taxable years beginning on and after January 1, 2001, as a result of REIT tax law changes under the specific provisions of the Ticket to Work and Work Incentives Improvement Act of 1999, which we refer to as the “REIT Modernization Act”, we are permitted to lease our hotels to a subsidiary of the Operating Partnership that is taxable as a corporation and that elects to be treated as a taxable REIT subsidiary. Accordingly, HMT Lessee has directly or indirectly acquired all of the full-service hotel leasehold interests from third parties. So long as HMT Lessee and other affiliated lessees qualify as taxable REIT subsidiaries of ours, they will not be treated as “related party tenants.” We believe that HMT Lessee qualifies to be treated as a taxable REIT subsidiary for Federal income tax purposes. We cannot assure you, however, that the IRS will not challenge its status as a taxable REIT subsidiary for Federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in disqualifying HMT Lessee from treatment as a taxable REIT subsidiary, we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests and, accordingly, we would cease to qualify as a REIT. See “Risk Factors—Federal Income Tax Risks—Adverse tax consequences would apply if we failed to qualify as a REIT” above.

Despite our REIT status, we remain subject to various taxes, including substantial deferred and contingent tax liabilities. Notwithstanding our status as a REIT, we are subject, through our ownership interest in the Operating Partnership, to certain Federal, state, local and foreign taxes on our income and property. In addition, we will be required to pay Federal income tax at the highest regular corporate rate upon our share of any “built-in gain” recognized as a result of any sale before January 1, 2009, by the Operating Partnership of assets, including the hotels, in which interests were acquired by the Operating Partnership from our predecessor and its subsidiaries as part of the REIT conversion. Built-in gain is the amount by which an asset’s fair market value exceeded our adjusted basis in the asset on January 1, 1999, the first day of our first taxable year as a REIT. The total amount of gain on which we would be subject to corporate income tax if the assets that we held at the time of the REIT conversion were sold in a taxable transaction prior to January 1, 2009 would be material to us. In addition, at the time of the REIT conversion, we expected that we or Rockledge Hotel Properties, Inc. or Fernwood Hotel Assets, Inc., or Rockledge and Fernwood, respectively (each of which is a taxable corporation in which the Operating Partnership owned a 95% nonvoting interest and, as of April, 2001, acquired 100% of the voting interests and each of which, elected to be a taxable REIT subsidiary effective January 1, 2001), likely would recognize substantial built-in gain and deferred tax liabilities in the next ten years without any corresponding receipt of cash by us or the Operating Partnership. We may have to pay certain state income taxes because not all states treat REITs the same as they are treated for federal income tax purposes. We may also have to pay certain foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions. The Operating Partnership is obligated under its partnership agreement to pay all such taxes (and any related interest and penalties) incurred by us, as well as any liabilities that the IRS or the tax authorities successfully may assert against us for corporate income taxes for taxable years prior to the time we qualified as a REIT. Our taxable REIT subsidiaries, including Rockledge, Fernwood and HMT Lessee, are taxable as corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

If the IRS were to challenge successfully the Operating Partnership’s status as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences. We believe that the Operating Partnership qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of the Operating Partnership’s income. No assurance can be provided, however, that the IRS will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the Operating Partnership as a corporation for tax purposes, we would fail to meet the income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If the Operating Partnership fails to qualify as a partnership for federal income tax purposes or we fail to qualify as a REIT, either failure would cause an event of default under our credit facility that, in turn, could constitute an event of default under our outstanding debt securities. Also, the failure of the Operating Partnership to qualify as a partnership would cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us. Finally, the classification of the Operating Partnership as a corporation would cause us to recognize gain at least equal to our “negative capital account,” if any.

As a REIT, we are subject to limitations on our ownership of debt and equity securities. Subject to the exceptions discussed in this paragraph, a REIT is prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a “taxable REIT subsidiary,” which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

Our taxable REIT subsidiaries are subject to special rules that may result in increased taxes. Several Internal Revenue Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

We may be required to pay a penalty tax upon the sale of a hotel. The Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. The Operating Partnership intends that it and its subsidiaries will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with the Operating Partnership’s investment objectives. We cannot assure you, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the next heading “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov) and on our website (http://www.hostmarriott.com). You can also inspect reports and other information we file with the SEC at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and our common stock and preferred stock. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC may update and supersede the information we incorporated by reference. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (in each case, other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K of Host Marriott Corporation for the fiscal year ended December 31, 2003 (including information specifically incorporated by reference therein from our Proxy Statement for our 2004 Annual Meeting);

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on March 5, 2004;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 9, 2004 and filed on March 11, 2004;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 16, 2004 and filed March 17, 2004;

•	Description of our common stock included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998); and

•	Description of rights included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed December 11, 1998 (as amended on December 24, 1998).

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 ((240) 744-1000).

You should rely only upon the information provided in this document or incorporated by reference in this prospectus and any supplement. We have not authorized anyone to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus and the information incorporated by reference herein, including in the section entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are based on our current plans and expectations and are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	national and local economic and business conditions and changes in travel patterns, including the effect of terror alerts and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and our ability to pay dividends resulting from restrictive covenants in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	our ability to continue to satisfy complex rules in order for us to maintain REIT status for Federal income tax purposes, the ability of the Operating Partnership to satisfy the rules to maintain its status as a partnership for Federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for Federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses;

•	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

•	other factors discussed above under the heading “Risk Factors” and in our other filings with the SEC.

Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this prospectus and the information incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

THE COMPANY

We are a Maryland corporation and we operate as a self-managed and self-administered real estate investment trust, or REIT. We own our properties and conduct our operations through Host Marriott, L.P., a Delaware limited partnership of which we are the sole general partner and in which we hold 93% of the partnership interests as of March 1, 2004.

As of March 1, 2004, our lodging portfolio consisted of 113 upper-upscale and luxury full-service hotels containing approximately 57,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations. Our hotels are operated under such brand names as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Westin.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hostmarriott.com.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by the Company to the Operating Partnership. Unless otherwise indicated in the applicable prospectus supplement, the Operating Partnership intends to use any net proceeds from the sale of offered securities for the development or acquisition of particular hotel properties as opportunities arise, capital expenditures, the repayment or repurchase of our indebtedness and our capital stock outstanding at such time, working capital and for general corporate purposes. When a particular class or series of securities is offered, the related prospectus supplement will set forth the intended use for the net proceeds received from the sale of such offered securities. Pending the application of the net proceeds, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade debt securities.

RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated (in millions, except ratios).

	Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to combined fixed charges and preferred stock dividends(1).	—	—	1.1x	1.1x	1.5x
Deficiency of earnings to combined fixed charges and preferred stock dividends(2)	$(240)	$(61)	$—	$—	$—

(1)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income from continuing operations before income taxes and fixed charges and preferred stock dividends by total fixed charges and preferred stock dividends. Fixed charges represent interest expense (including capitalized interest), the amortization of premiums, discounts and capitalized expenses related to indebtedness, and the portion of rental expense that represents interest.
(2)	For fiscal years 2003 and 2002, the deficiency of earnings to combined fixed charges and preferred stock dividends includes depreciation expense of $367 million and $358 million, respectively.

DESCRIPTION OF CAPITAL STOCK

This prospectus describes certain general terms of our capital stock, including certain provisions of our charter and bylaws relevant to an offering of our capital stock. For a complete description, we refer you to the Maryland General Corporation Law and to the applicable provisions of our charter and bylaws, which we have filed as exhibits to this registration statement. When we offer to sell common stock or a particular class of preferred stock, we will describe the specific terms of such stock in a supplement to this prospectus.

General

Our charter provides that we may issue up to 750,000,000 shares of common stock, $.01 par value per share, and up to 50,000,000 shares of preferred stock, $.01 par value per share. Of the 50,000,000 shares of preferred stock, (i) 650,000 shares have been classified as Series A Junior Participating Preferred Stock, (ii) 4,600,000 shares have been classified as 10% Class A Cumulative Redeemable Preferred Stock, (iii) 4,600,000 shares have been classified as 10% Class B Cumulative Redeemable Preferred Stock, (iv) 5,980,000 shares have been classified as 10% Class C Cumulative Redeemable Preferred Stock and (v) 40,000 shares have been classified as 10% Class D Cumulative Redeemable Preferred Stock. As of December 31, 2003, the following shares of our stock are outstanding:

•	common stock – 323,735,597 shares

•	10% Class A Cumulative Redeemable Preferred Stock – 4,160,000 shares

•	10% Class B Cumulative Redeemable Preferred Stock – 4,000,000 shares

•	10% Class C Cumulative Redeemable Preferred Stock – 5,980,000 shares

•	10% Class D Cumulative Redeemable Preferred Stock – 33,182 shares

Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to this prospectus and any applicable supplement, when issued, will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our Board of Directors out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock (see “Restrictions on Ownership and Transfer”), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations except with respect to the amendment of our charter, which may be approved (other than in certain specified instances) by a majority of the votes entitled to be cast. Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Stockholder Rights Plan/Preferred Stock Purchase Rights

The Board of Directors has adopted a stockholder rights plan pursuant to a Rights Agreement dated as of November 23, 1998, as amended as of December 18, 1998 and August 21, 2002, between Host Marriott and The Bank of New York, as rights agent. Each share of common stock issued by Host Marriott between the date of adoption of the Rights Agreement and the Rights Distribution Date (defined below) or the date, if any, on which the Rights are redeemed, would have one preferred stock purchase right (a “Right”) attached to it. The Rights will expire on November 22, 2008, unless earlier redeemed or exchanged. Each Right, when exercisable, would entitle the holder to purchase one unit of Host Marriott Series A Junior Participating Preferred Stock, equal to one one-thousandth of a share of such stock, at a purchase price equal to $55.00 per unit, subject to adjustment. Until a Right is exercised, the holder of the Right, as such, would have no rights as a stockholder of Host Marriott, including, without limitation, the right to vote or to receive dividends.

The Rights Agreement provides that the Rights initially attach to all certificates representing common stock then outstanding. The Rights would separate from the common stock and a distribution of Rights certificates would occur (a “Rights Distribution Date”) upon the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding common stock (the “Stock Acquisition Date”) or

•	ten business days, or some later date as the Board of Directors may determine, following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding common stock.

For the purposes of determining the 20% threshold amount, the following shares of common stock are not included:

•	shares received pursuant to the Agreement and Plan of Merger, dated November 23, 1998, pursuant to which Host Marriott Corporation, a Delaware corporation, was merged into Host Marriott, in exchange for shares of common stock of Host Marriott Corporation which the holder beneficially owned on February 3, 1989 and owned continuously thereafter

•	shares acquired by a person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation controlled by that person where the shares of common stock were exempt shares under the Rights Agreement immediately prior to their acquisition and where the shares of common stock were beneficially owned by that person continuously after their acquisition and

•	shares acquired as a result of a stock dividend, stock distribution or other recapitalization relating to exempt shares under the Rights Agreement.

Until the Rights Distribution Date, the Rights will be represented by the common stock certificates, and will be transferred with, and only with, the common stock certificates. The Rights are not exercisable until the Rights Distribution Date.

If a person becomes the beneficial owner of 20% or more of the then outstanding common stock, except in connection with an offer for all outstanding common stock which the directors by a two-thirds vote determine to be fair to and otherwise in the best interests of Host Marriott and its stockholders, each holder of a Right would, after the end of a redemption period, have the right to exercise the Right by purchasing, for an amount equal to the purchase price, shares of common stock having a value equal to two times the purchase price, subject to the ownership limit. All Rights acquired by the Acquiring Person will be null and void.

Each holder of a Right would have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the purchase price of the Right if, at any time following the Stock Acquisition Date,

•	Host Marriott is acquired in a merger or other business combination transaction in which it is not the surviving corporation, other than a merger which follows an offer described in the preceding paragraph or

•	50% or more of Host Marriott’s assets or earning power is sold or transferred.

At any time after a person becomes an Acquiring Person, the Board of Directors may exchange the Rights at an exchange ratio of one share of Host Marriott common stock per Right.

In general, the Board of Directors may redeem the Rights at a price of $.005 per Right at any time until ten days after an Acquiring Person has been identified as an Acquiring Person. If the decision to redeem the Rights occurs after a person becomes an Acquiring Person, the decision will require a two-thirds vote of directors.

The Rights have certain anti-takeover effects. The exercise of the Rights will cause substantial dilution to a person or group that attempts to acquire Host Marriott. The Rights, however, would not interfere with any merger or other business combination approved by the Board of Directors since the Board may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the Rights Agreement to exempt the person from the Rights Agreement.

Preferred Stock

Existing Preferred Stock

Our charter originally authorized the Board of Directors to issue 50,000,000 shares of preferred stock. Host Marriott has made the following issuances of preferred stock:

•	on August 3, 1999, Host Marriott issued 4,160,000 shares of 10% Class A Cumulative Redeemable Preferred Stock (which are referred to as the “Class A Preferred Stock”)

•	on November 29, 1999, Host Marriott issued 4,000,000 shares of 10% Class B Cumulative Redeemable Preferred Stock (which are referred to as the “Class B Preferred Stock”)

•	on March 27, 2001, Host Marriott issued 5,980,000 shares of 10% Class C Cumulative Redeemable Preferred Stock (which are referred to as the “Class C Preferred Stock”) and

•	on June 19, 2003, Host Marriott issued 33,182 shares of 10% Class D Cumulative Redeemable Preferred Stock (which are referred to as the “Class D Preferred Stock”).

Accordingly, 35,826,818 of the original 50,000,000 authorized shares of preferred stock remain authorized but unissued. The Board of Directors has the power to classify or reclassify any unissued preferred shares into one or more classes or series of capital stock, including common stock. The Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock are referred to collectively as the “Existing Preferred Stock.”

Preferred Stock to be Offered

We may offer, from time to time, in one or more series or classes, shares of our preferred stock. Prior to issuance of shares of any new class or series of stock other than common stock, the Board of Directors is required, under the Maryland General Corporation Law, or MGCL, to set, subject to the provisions of our charter regarding the restriction on transfer of capital stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for the class or series. Thus, the Board of Directors could authorize the issuance of preferred stock or other capital stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Host Marriott that might involve a premium price for holders of shares of common stock or otherwise be in their best interest.

Reference is made to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms thereof and additional information related thereto, including:

•	the title and stated value of such preferred stock

•	the number of shares of such preferred stock offered, the liquidation preference per share and the purchase price of such preferred stock

•	the dividend rate, period and/or payment date or method of calculation thereof applicable to such preferred stock

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate

•	the procedures for any auction and remarketing, if any, for such preferred stock

•	the provisions for a sinking fund, if any, for such preferred stock

•	the provisions for redemption, if applicable, of such preferred stock

•	any listing of such preferred stock on any securities exchange or market

•	the terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock of Host Marriott, including the conversion price or manner of calculation thereof and conversion period

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into debt securities, including the exchange price or manner of calculation thereof and exchange period

•	voting rights, if any, of such preferred stock

•	whether interests in such preferred stock will be represented by depositary shares

•	a discussion of any material and/or special United States federal income tax considerations applicable to such preferred stock

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Host Marriott

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Host Marriott and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, in terms of distribution rights and rights upon liquidation, dissolution or winding up of Host Marriott, rank:

•	senior to all classes or series of common stock of Host Marriott and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock

•	on a parity with all equity securities issued by Host Marriott other than senior and junior preferred stock and

•	junior to all equity securities issued by Host Marriott the terms of which specifically provide that such equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Each class of the Existing Preferred Stock ranks, in terms of the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Host Marriott:

•	senior to our common stock, to our Series A junior preferred stock and to any other class or series of our capital stock other than capital stock identified in the following two classes; and

•	on a parity with each other class of Existing Preferred Stock and with any class or series of our capital stock the terms of which provide that such class or series ranks on a parity with such class of Existing Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up; and

•	junior to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to such class of Existing Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Distributions

Holders of the preferred stock of each class or series will be entitled to receive, when, as and if authorized by the Board of Directors and declared by Host Marriott, out of assets of Host Marriott legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each distribution shall be payable to holders of record as they appear on the stock transfer books of Host Marriott on the record dates fixed by the Board of Directors.

Distributions on any class or series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Directors fails to authorize a distribution payable on a distribution payment date on any class or series of the preferred stock for which distributions are non-cumulative, then the holders of that class or series of preferred stock will have no right to receive a distribution for the distribution period ending on the distribution payment date, and Host Marriott will have no obligation to pay the distribution accumulated for that period, whether or not distributions on that class or series are declared payable on any future distribution payment date.

Unless otherwise specified in the applicable prospectus supplement, if any shares of preferred stock of any class or series are outstanding, no full distributions shall be declared or paid or set apart for payment on any shares of capital stock of Host Marriott of any other class or series ranking, as to distributions, on a parity with or junior to, the shares of preferred stock of that class or series for any period unless full distributions, including any cumulative amount if applicable, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the distributions set apart for the payment on the preferred stock of that class or series (including, without limitation, any distribution period that terminates on any date upon which distributions on such other class or series of our capital stock are declared or paid or set apart for payment, as the case may be). When distributions, including any cumulative amounts, if any, are not paid in full, or a sum sufficient for full payment is not so set apart, upon preferred stock of any class or series and the shares of any other class or series of capital stock ranking on a parity as to distributions with the shares of preferred stock of that class or series, all distributions declared upon preferred stock of that class or series and any other class or series of capital stock ranking on a parity as to distributions with the shares of preferred stock shall be declared pro rata so that the amount of distributions declared per share of preferred stock of that class or series and the other class or series of capital stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the preferred stock of that class or series and the other class or series of capital stock, which shall not include any accumulation of unpaid distributions for prior distribution periods if the shares of preferred stock do not have a cumulative distribution, bear to each other. No interest, or sum of money in lieu of interest, shall be payable on any distribution payment or payments on shares of preferred stock of any class or series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full distributions, including any cumulative amount if applicable, on the shares of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the distribution set apart for payment for the then current distribution period and for all past dividend periods (including, without limitation, any dividend period that terminates on a date that also is a Subject Date (as defined below)), then:

•	no distributions, other than in common stock or other shares of capital stock ranking junior to the shares of preferred stock of that class or series as to distributions and upon liquidation, dissolution, or winding up shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon the common stock, or any other shares of capital stock of Host Marriott ranking junior to or on a parity with the shares of preferred stock of that class or series as to distributions or upon liquidation, dissolution or winding up and

•	no common stock, or any other shares of capital stock of Host Marriott ranking junior to or on a parity with the shares of preferred stock of that class or series as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such shares, by Host Marriott, except (1) by conversion into or exchange for other shares of capital stock of Host Marriott ranking junior to the shares of preferred stock of such class or series as to distributions and upon liquidation, dissolution or winding up, or (2) pursuant to the redemption, purchase or acquisition by Host Marriott of its capital stock of any class or series in order to preserve its status as a REIT for federal income tax purposes or the Operating Partnership’s status as a partnership for federal income tax purposes.

As used in this paragraph, the term “Subject Date” means (1) any date on which any dividends are declared or paid or set apart for payment or other distribution declared or made upon Host Marriott’s common stock or any other class or series of its capital stock ranking junior to or on a parity with a class of preferred stock as to dividends or as to the distribution of assets upon its liquidation, dissolution or winding up, and (2) any date on which any shares of our common stock or any other class or series of its capital stock ranking junior to or on a parity with a class of preferred stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up are redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such shares by Host Marriott.

Host Marriott’s charter provides that its ability to pay dividends on any class or series of capital stock is not limited by the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon our liquidation, dissolution or winding up of classes or series of capital stock ranking senior to the capital stock receiving the dividends, unless otherwise specifically provided for in the terms of any class or series of capital stock. The terms of the Existing Preferred Stock do not provide otherwise and, accordingly, the Existing Preferred Stock is subject to the foregoing provisions.

No dividends on any shares of preferred stock will be declared or paid or set apart for payment at such time as any agreement, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment will be restricted or prohibited by applicable law.

If, for any taxable year, Host Marriott elects to designate as “capital gain dividends”, as defined in the Internal Revenue Code, any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes and series of capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of preferred stock of a class or series will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of such class or series of preferred stock for the year and the denominator of which shall be the Total Dividends.

The holders of each class of the Existing Preferred Stock are entitled to receive cumulative cash dividends on such class of Existing Preferred Stock at a rate of 10% per year of the $25.00 per share liquidation preference (equivalent to $2.50 per year per share). Dividends on each class of the Existing Preferred Stock are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and are cumulative from the date of original issuance.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of Host Marriott, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that will be redeemed by Host Marriott on the dates or during the periods to be specified, at a redemption price per share to be specified in the prospectus supplement. Notwithstanding the foregoing, the holders of record of preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable on their preferred stock on the corresponding dividend payment date notwithstanding the redemption of their preferred stock after such record date and on or prior to such payment date, in which case the redemption price shall not include such dividend.

The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any class or series is payable only from the net proceeds of the issuance of shares of capital stock of Host Marriott, the terms of that preferred stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into the applicable shares of capital stock of Host Marriott pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless full distributions, including any cumulative amount if applicable, on the shares of preferred stock of that class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period and for all past dividend periods (including, without limitation, any distribution period that terminates on the date of any redemption of shares of such class of preferred stock referred to below or on the date of any direct or indirect purchase or other acquisition of shares of such class of preferred stock referred to below, as the case may be), then:

•	no preferred stock of any class or series shall be redeemed unless all outstanding shares of preferred stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of shares of preferred stock of that class or series (1) to preserve the REIT status of Host Marriott or the status of the Operating Partnership as a partnership for federal income tax purposes, or (2) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of that class or series, and

•	Host Marriott shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that class or series, except by conversion into or exchange for shares of capital stock of Host Marriott ranking junior to the preferred stock of that class or series as to distributions and upon liquidation, dissolution or winding up; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of shares of preferred stock of that class or series (1) to preserve our status as a REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes; (2) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that class or series.

If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by Host Marriott and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of shares held or for which redemption is requested by the holder or by lot or by any other equitable method determined by Host Marriott that will not result in the transfer of any shares of such preferred stock to a trust for the benefit of a charitable beneficiary as described below under “Restrictions on Ownership and Transfer”.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any class or series to be redeemed at the address shown on the stock transfer books of Host Marriott. Each notice shall state:

•	the redemption price and the redemption date

•	the number and class or series of shares of preferred stock to be redeemed

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price, and

•	that distributions on the shares to be redeemed will cease to accrue on the redemption date.

If fewer than all of the shares of preferred stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. No failure to mail or defect in any mailed notice or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of any class or series of preferred stock except as to the holder to whom notice was defective or not given.

        If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by Host Marriott in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date distributions will cease to accumulate on that preferred stock, such shares of preferred stock will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Host Marriott may redeem each class of the Existing Preferred Stock as follows:

•	Host Marriott may not redeem the Class A Preferred Stock prior to August 3, 2004, except under the circumstances described below. On and after August 3, 2004, Host Marriott may, at its option, redeem the Class A Preferred Stock in whole or from time to time in part.

•	Host Marriott may not redeem the Class B Preferred Stock prior to April 29, 2005, except under the circumstances described below. On and after April 29, 2005, Host Marriott may, at its option, redeem the Class B Preferred Stock in whole or from time to time in part.

•	Host Marriott may not redeem the Class C Preferred Stock prior to March 27, 2006, except under the circumstances described below. On and after March 27, 2006, Host Marriott may, at its option, redeem the Class C Preferred Stock in whole or from time to time in part.

•	Host Marriott may not redeem the Class D Preferred Stock prior to July 1, 2004, except under the circumstances described below. On or after July 1, 2004, Host Marriott may, at its option, redeem the Class D Preferred Stock in whole or from time to time in part.

Notwithstanding the foregoing, Host Marriott may, pursuant to the provisions of its charter, redeem, repurchase or acquire shares of any class of the Existing Preferred Stock at any time under limited circumstances intended to preserve its status as a REIT for federal income tax purposes and the Operating Partnership’s status as a partnership for federal income tax purposes.

The price for redemption of any class of the Existing Preferred Stock by Host Marriott is $25.00 per share, plus accrued and unpaid dividends to, but not including, the date of redemption.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Host Marriott, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of shares of capital stock of Host Marriott ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of Host Marriott, the holders of each class or series of preferred stock shall be entitled to receive out of assets of Host Marriott legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of the remaining assets of Host Marriott. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Host Marriott are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of Host Marriott ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of Host Marriott shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Host Marriott with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Host Marriott, shall not be deemed to constitute a liquidation, dissolution or winding up of Host Marriott.

For purposes of the previous two paragraphs, neither the consolidation or merger of Host Marriott with or into any other corporation, trust or entity, nor the sale, lease or conveyance of all or substantially all of our property or business, will be deemed to constitute a liquidation, dissolution or winding up of Host Marriott.

If Host Marriott liquidates, dissolves or winds up, holders of each class of the Existing Preferred Stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends to, but not including, the date of payment. Payment of this liquidation preference must be made before any payment is made to the holders of the common stock with respect to the distribution of assets upon Host Marriott’s liquidation, dissolution or winding up.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any class or series of preferred stock, whenever distributions on any shares of preferred stock shall be in arrears for six or more quarterly periods, whether or not consecutive:

•	the holders of such preferred stock, voting together as a single class with all other class or series of capital stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of Host Marriott at a special meeting called by the holders of record of at least 10% of any class or series of preferred stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting and

•	such voting rights will continue until all distributions accumulated on a class or series of cumulative preferred stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or four consecutive quarterly distributions on a non-cumulative preferred class or series shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when full cumulative dividends on any class of preferred stock for all prior dividend periods and the then current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the right of holders of such class of preferred stock to elect those two directors will cease and, unless there are other classes and series of our capital stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the two directors so elected will immediately and automatically terminate.

Unless provided otherwise for any class or series of preferred stock, so long as any shares of preferred stock remain outstanding, Host Marriott will not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by holders of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such class or series of preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of capital stock of Host Marriott into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or

•	amend, alter or repeal the provisions of the charter or the Articles Supplementary for such class or series of preferred stock, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred stock or the holders thereof; provided, however, with respect to the occurrence of any Event, so long as the shares of preferred stock remain outstanding or are converted into like securities of the surviving entity, in each case with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Host Marriott may not be the surviving entity and that the surviving entity may be a non-corporate entity, such as a limited liability company, limited partnership or business trust in which case the preferred stock would be converted into an equity interest, other than stock, having substantially equivalent terms, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of preferred stock; and provided further that any increase in the amount of the authorized preferred stock or any increase in the amount of authorized shares of such class or series or any other class or series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such class or series with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of Host Marriott, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of preferred stock of such class or series shall have been converted or redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

The voting rights of each class of the Existing Preferred Stock are in accordance with the general description of voting rights set forth above.

Conversion Rights

The terms and conditions, if any, upon which any class or series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date or period, provisions as to whether conversion will be at the option of the holders of the preferred stock or Host Marriott, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

No class of the Existing Preferred Stock is convertible into or exchangeable for common stock or any other property or securities of Host Marriott. No holder of shares of Existing Preferred Stock is entitled to preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s existing 10% Class A Cumulative Redeemable Preferred Stock, 10% Class B Cumulative Redeemable Preferred Stock or 10% Class C Cumulative Redeemable Preferred Stock is EquiServe Trust Company, N.A. The transfer agent and registrar for any new class or series of preferred stock will be set forth in the applicable prospectus supplement.

Restrictions on Ownership and Transfer

For Host Marriott to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities:

•	during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made or

•	during a proportionate part of a shorter taxable year.

In addition, if Host Marriott, or one or more owners of 10% or more of Host Marriott, actually or constructively owns 10% or more of a tenant of Host Marriott or a tenant of any partnership in which Host Marriott is a partner, the rent received by Host Marriott either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” under the Internal Revenue Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Primarily because the Board of Directors believes it is desirable for Host Marriott to qualify as a REIT, the charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than:

•	9.8% of the lesser of the number or value of shares of common stock outstanding or

•	9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of Host Marriott’s stock.

The foregoing are subject to:

•	an exception for a holder of shares of common stock in excess of the ownership limit solely by reason of the merger on December 29, 1998 between Host Marriott and Host Marriott Corporation, a Delaware corporation and the predecessor of Host Marriott, so long as such holder did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% by value of the outstanding capital stock of Host Marriott as of December 30, 1998, and

•	a limitation on the application of the “group” limitation, but no other element of the ownership limit, to any “group” that otherwise exceeded the ownership limit at the effective time of such merger solely by reason of its status as a “group.”

The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedy provision under the ownership limit. The Board of Directors may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied, based upon an opinion of counsel and such other evidence as is satisfactory to the Board of Directors in its sole discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules, and

•	will not otherwise jeopardize Host Marriott’s status as a REIT by, for example, causing any tenant of the Operating Partnership to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, the Board of Directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host Marriott.

The Board of Directors will have the authority to increase the ownership limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the outstanding capital stock.

The charter further prohibits:

•	any person from actually or constructively owning shares of beneficial interest of Host Marriott that would result in Host Marriott being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Host Marriott to fail to qualify as a REIT and

•	any person from transferring shares of Host Marriott’s capital stock if such transfer would result in shares of Host Marriott’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host Marriott’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host Marriott and provide Host Marriott with such other information as Host Marriott may request in order to determine the effect of such transfer on Host Marriott’s status as a REIT.

If any purported transfer of shares of Host Marriott’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Articles of Incorporation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and

•	the Prohibited Transferee shall acquire no right or interest in such excess shares and

•	in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host Marriott (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host Marriott of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host Marriott and be unaffiliated with Host Marriott and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person or entity who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host Marriott with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host Marriott that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host Marriott has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host Marriott that the shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host Marriott’s stock held in the trust shall be deemed to have been offered for sale to Host Marriott, or its designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and the market value of the shares on the date Host Marriott, or its designee, accepts the offer. Host Marriott will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host Marriott, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Host Marriott to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of Host Marriott’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or some other percentage between 1/2 of 1% and 5% as provided in the rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding shares of Host Marriott’s capital stock must give a written notice to Host Marriott within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host Marriott in writing such information with respect to the direct, indirect and constructive ownership of shares of Host Marriott’s capital stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium for our stockholders over the then prevailing market price or otherwise be in their best interest.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

Classification of the Board of Directors

Our charter provides that the number of our directors may be established by the Board of Directors but may not be fewer than three nor more than thirteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

Pursuant to our charter, the Board of Directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by the Board of Directors. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a change in control of Host Marriott or other transaction, even though the change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on the Board may be filled by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of Host Marriott to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Board of Directors has not opted out of the business combinations provisions of the Maryland General Corporation Law and is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host Marriott; however, as permitted under Maryland law, Host Marriott’s Board of Directors may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Board of Directors of Host Marriott has not opted out of the control share provisions of the Maryland General Corporation Law but, as permitted under Maryland law, may elect to opt out of these provisions in the future.

Amendment to the Charter and Bylaws

Our charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on classification of the Board of Directors, removal of directors and filling vacancies, restrictions on ownership and transferability of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

As permitted under the Maryland General Corporation Law, the charter and bylaws of Host Marriott provide that the directors have the exclusive right to amend the bylaws. Amendment of this provision in the charter also would require Board action and the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast on the matter

Dissolution of the Company

The dissolution of Host Marriott must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified Board, (b) require a two-thirds vote for the removal of any director from the Board, (c) vest in the Board the exclusive power to fix the number of directorships and (d) require, unless called by our president or the Board, the request of holders of a majority of the votes entitled to be cast to call a special meeting. As of the date of this prospectus, our Board has not made any election to be subject to any provisions of Subtitle 8.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our charter on classification of the Board of Directors and removal of directors, the share ownership and transfer restrictions in the charter and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of Host Marriott that might involve a premium price for holders of common stock or otherwise be in their best interest.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among Host Marriott and the depositary named therein. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by Host Marriott to the depositary, Host Marriott will cause the depositary to issue, on behalf of Host Marriott, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Host Marriott upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary shares owned by those holders, subject to the obligations of the holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to the obligations of holders to file various proofs, certificates and other information and to pay various charges and expenses to the depositary, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Host Marriott, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon the holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the surrendered depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by such depositary shares as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever Host Marriott redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided Host Marriott shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by Host Marriott.

From and after the date fixed for redemption, all dividends on the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and Host Marriott will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from gross negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of Host Marriott, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into common stock or any other securities or property of Host Marriott. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct Host Marriott to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of Host Marriott or other shares of stock, and Host Marriott has agreed that upon receipt of the instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, an amount will be paid in cash by Host Marriott equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between Host Marriott and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by Host Marriott upon not less than 30 days prior written notice to the depositary if (1) the holders of a majority of the depository shares representing each class or series of preferred stock affected by such termination consents to the termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt; or (2) the termination is necessary to preserve our status as a REIT. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed,

•	there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of Host Marriott and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or

•	each share of the related preferred stock shall have been converted into securities of Host Marriott not so represented by depositary shares.

Charges of Preferred Stock Depositary

Host Marriott will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Host Marriott will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Host Marriott notice of its election to do so, and Host Marriott may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from Host Marriott which are received by the depositary with respect to the related preferred stock.

Neither the depositary nor Host Marriott will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of Host Marriott and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. Host Marriott and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. Host Marriott and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Host Marriott, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from Host Marriott.

DESCRIPTION OF WARRANTS

General

Host Marriott may issue warrants to purchase preferred stock, depositary shares or common stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such offered securities. The warrants are to be issued under warrant agreements to be entered into between Host Marriott and a bank or trust company, as warrant agent, as specified in the prospectus supplement relating to the warrants being offered pursuant thereto. The warrant agent will act solely as an agent of Host Marriott in connection with the warrants of such class or series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms of warrants in respect of which this prospectus is being delivered:

•	the title of such warrants

•	the securities for which such warrants are exercisable

•	the price or prices at which such warrants will be issued

•	the number of such warrants issued with each share of preferred stock or common stock

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of such warrants or the exercise price of such warrants

•	if applicable, the date on and after which such warrants and the related preferred stock or common stock will be separately transferable

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such warrants

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

•	the date on which the right to exercise such warrants shall commence, and the date on which such right shall expire, and

•	the maximum or minimum number of such warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash such amount of shares of preferred stock, shares of common stock or depositary shares at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Host Marriott will, as soon as practicable, forward the shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

Host Marriott may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to Host Marriott’s stockholders, Host Marriott may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to Host Marriott’s stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to Host Marriott’s stockholders on the record date for receiving subscription rights in such subscription rights offering set by Host Marriott.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights

•	the securities for which such subscription rights are exercisable

•	the exercise price for such subscription rights

•	the number of such subscription rights issued to each stockholder

•	the extent to which such subscription rights are transferable

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire

•	the extent to which such subscription rights includes an over- subscription privilege with respect to unsubscribed securities, and

•	if applicable, the material terms of any standby underwriting arrangement entered into by Host Marriott in connection with the subscription rights offering.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of preferred stock, depository shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, Host Marriott will, as soon as practicable, forward the shares of preferred stock or common stock, depository shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, Host Marriott may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, the offered securities may be issued by us as a dividend or distribution.

The distribution of the offered securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited directly by us. Offers to purchase offered securities may also be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, Host Marriott will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and, if the offered securities are also being sold to underwriters, we shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Hogan & Hartson, L.L.P., Washington, D.C., will pass upon certain tax matters relating to this offering for us. Latham & Watkins LLP, Washington, D.C. will issue an opinion about certain legal matters related to an offering of securities. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Marriott Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the financial statements of Host Marriott Corporation refers to the adoption of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002.